Exhibit 10.1

“***” = CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

ONCURE MEDICAL CORP.

AND

INTEGRATED COMMUNITY ONCOLOGY NETWORK, LLC

DATED AS OF MAY 1, 2012

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SECTION 12.16	Further Actions	49
SECTION 12.17	No Prejudice	50

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AMENDED AND RESTATED

MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of May 1, 2012 (the “Effective Date”), is by and between Oncure Medical Corp., a Delaware corporation, (“Oncure” or the “Company”), and Integrated Community Oncology Network, LLC, a Florida limited liability company (the “Practice” or “ICON”).

RECITALS

A.            The Practice is a part of an integrated group medical practice that provides Radiation Oncology Services (as defined herein) and other medical services in the State of Florida.

B.            The Company is in the business of providing certain administrative and support services to medical practices, and in providing space, equipment, furnishings, supplies and inventory to medical practices in connection therewith.

C.            USCC Florida Acquisition Corp. (“USCC”), FROG OnCure Southside, LLC (“FROG”), OnCure and ICON were previously parties to a Management Services Agreement dated March 1, 2005 (the “2005 MSA”).

D.            Effective May 1, 2012, the parties agreed to amend certain provisions of this Agreement, and to amend and restate this Agreement in its entirety.  This Agreement supersedes the 2005 MSA in all respects as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1         Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“ACCC” shall mean the Association of Community Cancer Centers.

“Accountants” shall have the meaning set forth in Section 5.5.

“ACR” shall mean the American College of Radiology.

“Administrative Employees” shall have the meaning in Section 2.6(a).

“Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, by contract or otherwise.  For purposes of this Agreement, neither the Practice nor any of the Physicians shall be deemed Affiliates of the Company.

“Agreement” shall mean this Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof, together with any exhibits, schedules or other attachments thereto.

“Ancillary Services” shall have the meaning set forth in Section 7.1(d).

“Annual Budget” shall have the meaning set forth in Section 2.3.

“Billing and Collection Fee” shall mean four percent (4%) of Practice Revenues.

“BHS” shall mean Baptist Health System, Inc. and its affiliates.

“Business Day” shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York.

“Cancer Centers” shall mean the: (i) Florida Cancer Center — Orange Park, located at 2161 Kingsley Ave., Orange Park, FL, 32073, (ii) Florida Cancer Center — Wells Complex Clinic, located at 3599 University Blvd. South, Suite 1500, Jacksonville, FL, 32245, (iii) Florida Cancer Center — Palatka, located at 600 Zeagler Drive, Palatka, FL 32178, (iv) Florida Cancer Center — St. John’s, located at 300 Healthpark Blvd., Suite 1008, St. Augustine, FL 32086, (v) Florida Cancer Center — Beaches, located at 1375 Roberts Drive, Jacksonville Beach, FL 32207, and any future center owned or operated by the Company that the Parties mutually agree.  The Southside Cancer Center located at 5742 Booth Road, Jacksonville, FL  32207 is specifically excluded from the definition of “Cancer Centers.

“Change of Control” means and includes each of the following:  (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, or (y) a person who acquires such securities directly from the Company in a privately-negotiated transaction approved by all of the members of the Company’s Board of Directors, of any securities of the Company such that, as a result of such acquisition, such person, entity or group either (A) beneficially owns (within the meaning of Rule l3d-3 under the Exchange Act), directly or indirectly, more than 50% of the Company’s outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board of Directors of the Company or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Board; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one or more transactions) all or substantially all of the Company’s assets; provided, however, that notwithstanding the foregoing, the term “Change of Control” shall not include any Change of Control that has occurred in connection with, or as a result of, an underwritten public offering by the Company of all or part of the capital stock or other equity securities of the Company pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Clinical Employees” shall have the meaning set forth in Section 2.6(a).

“CMS” shall mean the Centers for Medicare & Medicaid Services, an agency of the United States Department of Health and Human Services, and any successor thereto.

“Collateral” shall have the meaning set forth in Section 5.6(a).

“Communities” shall mean the city of Jacksonville, and the counties of Nassau, Duval, Baker, Union, Bradford, Clay, Alachua, Putnam, St. John’s, and Flagler, each located in the State of Florida.

“Company” shall have the meaning set forth in the preamble.

“Company Account” shall have the meaning set forth in Section 5.7.

“Company Expense” shall mean any expense of the Company which is not an Operational Expense or a Practice Expense.  Company Expense shall include, without limitation, the following:

(a)           all costs and expenses of the Company associated with the Company providing assistance to the Practice to comply with all appropriate rules and regulations imposed by managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, Joint Commission, ACR and ACCC;

(b)           salaries, benefits (including any deferred compensation) and other costs relating to the employment or engagement by the Company of (i) any director or executive officer of the Company (or Person serving in a similar capacity), (ii) any Person who provides accounting, finance, payroll, human resources, informational technology, and compliance services, and (iii) the regional Vice President for North Florida; and

(c)           such other costs and expenses expressly set forth in the Annual Budget as Company Expenses.

For purposes of this definition, the term “Company” shall mean, collectively, the Company and its Affiliates.

“Company Lender” shall mean any Person that makes funds available to the Company or any Affiliate of the Company to borrow.

“Company Lender Loan” shall mean any loan agreement between the Company or any of its Affiliates and a Company Lender.

“Company Taxes” shall have the meaning set forth in Section 8.2(a).

“Confidential Information and Trade Secrets” shall mean (a) the material terms of this Agreement or any other written agreement between the Parties, and (b) any confidential or secret information concerning (i) any trade secrets, new product developments, special or unique processes or methods of the Company or any of its Affiliates or of the Practice, as the case may be, (ii) any sales, advertising or other concepts or plans of the Company or any of its Affiliates or of the Practice, as the case may be, (c) records (other than patient medical records), patient lists, reports and other documents pertaining to the Management Services, (d) the systems, protocols, policies, procedures, manuals, reports, data bases, documents, instruments and other materials used by the Company or any of its Affiliates or by the Practice, as the case may be, (e) all other professional or business information developed by or on behalf of the Company or any of its Affiliates or by the Practice, as the case may be, including items produced by the Physicians, and (f) all financial statements and reports produced by the Company or any of its Affiliates or by the Practice in connection with this Agreement.  Confidential Information and Trade Secrets does not include any information that is in the possession of the other party by legal means and not subject to an agreement to limit the disclosure or use of such information, or information that is generally publicly available.

“Contract Year” shall mean each twelve (12) month period beginning on May 1 and ending on April 30 during the term of this Agreement.

“Depository Bank” shall mean Wells Fargo Bank, National Association or successor banking institution designated by the Company.

“DHS” shall have the meaning set forth in Section 7.1(d).

“Distribution Pool” shall mean Practice Revenues minus Operational Expenses.

“DME” shall have the meaning set forth in Section 7.1(d).

“Effective Date” shall have the meaning set forth in the preamble.

“Event of Company Default” shall have the meaning set forth in Section 6.3.

“Event of Practice Default” shall have the meaning set forth in Section 6.2.

“Extension Notice” shall have the meaning set forth in Section 6.1.

“FF&E” shall have the meaning set forth in Section 2.2(a).

“GAAP” shall mean U.S. generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination.

“General Management Services Fee” shall have the meaning set forth in Section 5.1(a).

“Government Receivables” shall mean all accounts receivable generated from services rendered to beneficiaries under the Medicare, Medicaid and other state and federal programs, which services are reimbursable under any of such programs.

“Governmental Authority” shall mean any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitration panel, department, authority, body or other instrumentality or political unit or subdivision or official thereof, whether domestic or foreign.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“ICON Physicians” shall have the meaning set forth in Section 7.1(d).

“Indemnified Party” shall have the meaning set forth in Section 9.5.

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Joint Commission” shall mean The Joint Commission.

“Joint Governing Board” shall have the meaning set forth in Section 4.1.

“Law” shall mean any statute, ordinance, code, rule, regulation or court order enacted, adopted or promulgated by any Governmental Authority.

“Lease” and “Leases” shall have the meaning set forth in Section 2.7.

“Lien” shall mean any security agreement, financing statement (whether or not filed), mortgage, lien (statutory or otherwise), charge, pledge, hypothecation, conditional sales agreement, adverse claim, title retention agreement or other security interest, encumbrance, lien, charge, restrictive agreement, mortgage, deed of trust, indenture, pledge, option, limitation, exception to or other title defect in or on any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale, lease, consignment, or bailment given for security purposes, trust receipt or other title retention agreement with respect to any property or asset of such Person, whether direct, indirect, accrued or contingent.

“Lockbox Account Agreement” shall have the meaning set forth in Section 4.7.

“Loss” shall have the meaning set forth in Section 8.4(a).

“Management Services” shall have the meaning set forth in Section 2.1.

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Government Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, and all Laws pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of Law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“New Physician” shall have the meaning set forth in Section 3.7.

“One Year Extension” shall have the meaning set forth in Section 6.1.

“Operational Expenses” shall mean, for any fiscal period, all of the expenses and costs (other than the Company Expenses and the Practice Expenses) incurred by the Company (or any of its Affiliates) in connection with the provision of Management Services to the Practice pursuant to this Agreement, determined on an accrual basis of accounting in accordance with GAAP, including, but not limited to, the following:

(a)                                  salaries, payroll taxes, benefits (including, without limitation, any deferred compensation) and other costs (including, without limitation, costs pertaining to training and education) relating to the employment or engagement by the Company (or any of its Affiliates) of all Administrative Employees and Clinical Employees;

(b)                                 obligations of the Company (or its Affiliates) under the leases or subleases for the Cancer Centers (including, without limitation, the Leases);

(c)                                  medical and office supply expenses;

(d)                                 utility expenses and all other costs relating to the Cancer Centers, including, without limitation, costs of repairs, maintenance, telephone, janitorial services and refuse disposal;

(e)                                  the cost and expense of FF&E, Required Improvements and all costs and expenses associated therewith;

(f)                                    insurance premiums and deductibles for the insurance described in Sections 8.1 and 8.2;

(g)                                 all liability expense, other than medical malpractice liability expense;

(h)                                 the Billing and Collection Fee;

(i)                                     depreciation expense with respect to any capital assets acquired after March 1, 2005 used in the operation of the Cancer Centers all determined in accordance with GAAP; and

(j)                                     such other costs and expenses expressly set forth in the Annual Budget as Operational Expenses.

“Patients” shall mean all individuals seeking Radiation Oncology Services from the Practice or any Physician in the Communities.

“Parties” shall mean the Company and the Practice collectively.

“Party” shall mean any party to this Agreement.

“Payor Instruction Letter” shall have the meaning set forth in Section 5.7.

“Permits” shall have the meaning set forth in Section 7.1(d)(ii).

“Person” shall mean any individual, entity or group, including, without limitation, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Physician” shall mean each individual who (a) is duly licensed to practice medicine in the State of Florida and (b) provides Radiation Oncology Services under the direction of the Practice.

“Practice” shall have the meaning set forth in the preamble.

“Practice Area” shall mean that area within the same Communities and/or a twenty (20) mile radius of each Cancer Center.

“Practice Expense” shall mean any cost or expense of the Practice which is not an Operational Expense or a Company Expense including, without limitation, the following:

(a)                                  all salaries, benefits (including deferred compensation and health insurance) and other costs relating to the employment or engagement of a Physician (including physician independent contractors);

(b)                                 all federal, state or local income and employment taxes of the Practice and the costs of preparing its federal, state or local income and employment tax returns;

(c)                                  all costs of membership in professional associations and continuing professional education expenses, including subscriptions, for the Physicians;

(d)                                 all medical malpractice liability judgments assessed against the Practice (to the extent not covered by insurance);

(e)                                  all direct personal expenses of Physicians, including travel and entertainment expenses;

(f)                                    licensure fees and board certification fees;

(g)                                 all dues and fees for hospital and medical staff memberships of the Physicians;

(h)                                 the cost and expense to retain qualified locum tenums to provide comprehensive Radiation Oncology Services to all Patients seeking such treatment at the Cancer Centers;

(i)                                     the Practice Review Expense; and

(j)                                     such other costs and expenses expressly set forth in the Annual Budget as Practice Expenses.

“Practice Lockbox Account” shall have the meaning set forth in Section 5.7.

“Practice Revenues” shall mean, for any fiscal period, (a) all revenue recognized (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or otherwise to any federal, state or local governmental agency or other payor) by or on behalf of the Practice or the Professional Staff as a result of the provision of Radiation Oncology Services and (b) all revenue recognized (net of adjustments, refunds, recoupment claims, repayments, fines, penalties, assessments, levies, disgorgements, restitutions or otherwise to any federal, state or local governmental  agency or other payor) by the Practice or the Professional Staff in their capacity as employees of the Practice and rendered incident to this Agreement, whether received in an inpatient or outpatient setting and whether rendered to health maintenance organizations, preferred provider organizations, Medicare, Medicaid or Patients, including, but not limited to, payments received under any capitation arrangement.

“Practice Review Expense” shall have the meaning set forth in Section 5.5.

“Practice Taxes” shall have the meaning set forth in Section 8.2(b).

“Professional Staff” shall mean the Physicians together with the Clinical Employees.

“Radiation Oncology Services” shall mean all radiation oncology services, of a routine and emergency nature, presently or hereafter provided by the Practice or the Professional Staff at the Cancer Centers and the performance of all services ancillary thereto.

“Receivable” shall mean, as of any date of determination thereof, with respect to the Practice, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified under the Uniform Commercial Code as accounts, chattel paper, general intangibles or otherwise) arising out of the sale or lease of goods or the provision of Radiation Oncology Services including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Practice or the Physicians as beneficiary, chattel paper, insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form from any other Person.

“Required Improvement” shall mean all servicing, repair, cleaning and maintenance and repairs of the FF&E to ensure it is in good condition and repair and adequate for the provision of Radiation Oncology Services by the Practice, including, but not limited to, maintenance of all radiation equipment by adequately trained and licensed professionals, in accordance, in all materials respects, with all Laws pertaining to hazardous materials.

“Retained Amount” shall have the meaning set forth in Section 5.1.

“Secured Obligations” shall have the meaning set forth in Section 5.6(a).

“Stark Laws” shall have the meaning set forth in Section 7.1(d).

“Third-Party Payors” shall mean any governmental entity, insurance company, health maintenance organization, preferred provider organization employer or other Person or similar entity that is obligated to make payments with respect to a Receivable.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of Florida; provided that if, by reason of applicable Law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Florida, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

SECTION 1.2                          Rules of Construction.  Unless the context otherwise requires:

(a)                                  an accounting term defined by GAAP that is not otherwise defined herein shall have the meaning assigned to it in accordance with GAAP;

(b)                                 “or” is not exclusive;

(c)                                  words in the singular include the plural, and words in the plural include the singular;

(d)                                 the words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”;

(e)                                  “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or clause where such terms may appear;

(f)                                    references to sections mean references to such section in this Agreement, unless stated otherwise; and

(g)                                 the use of any gender shall be applicable to all genders.

ARTICLE II
OBLIGATIONS OF THE COMPANY

SECTION 2.1                          Management Services.  The Company shall (itself or through any of its Affiliates) provide to the Practice the management services, personnel, office space, equipment and supplies as set out in this Article II (referred to collectively as the “Management Services”).

SECTION 2.2                          Furniture, Fixtures, Equipment and Supplies.

(a)                                  The Company agrees to provide to the Practice those supplies and items of furniture, fixtures and equipment as are sufficient in nature, quality and quantity for the proper delivery of Radiation Oncology Services to Patients at the Cancer Centers and which are necessary and/or appropriate for the Practice’s operations at the Cancer Centers during the Term, or as are reasonably requested by the Practice, and in each case as are contemplated by the Annual Budget (all such items of furniture, fixtures, equipment and supplies are collectively referred to hereinafter as the “FF&E”). Title to the existing, additional and replacement FF&E shall be in the name of the Company, any Affiliate of the Company, or any of their respective nominees or a leasing company. The Company shall be responsible for ensuring that all (x) Required Improvements and (y) capital improvements to the FF&E that are contemplated by the Annual Budget, are promptly made as may be necessary to maintain the FF&E in good working condition and repair. The cost and expense of such Required Improvements shall be deemed an Operational Expense.

(b)                                 The Practice acknowledges that neither the Company nor any of its Affiliates makes any representation or warranty, express or implied, as to the fitness, suitability or adequacy of any furniture, fixtures, equipment, inventory or supplies, which are leased or provided pursuant to this Agreement, for the conduct of a medical practice or for any other particular purpose.  The Practice shall not, and shall cause each Physician not to, make any changes, alterations or additions to the FF&E without the prior written consent of the Company, which consent shall not be unreasonably withheld.

SECTION 2.3                          Financial Planning and Goals.  The Company will prepare, in consultation with the Practice, an annual budget (the “Annual Budget”) for the Cancer Centers,

reflecting in reasonable detail anticipated revenues and expenses, sources and uses of capital for the Cancer Centers, anticipated personnel staffing and support services arrangements and anticipated ancillary services.  The Annual Budget shall be subject to review and approval of the Practice.  In the event that the Company and the Practice are unable to approve any Annual Budget within thirty (30) days of the beginning of the fiscal year to which such Annual Budget relates, such dispute shall be settled by the Joint Governing Board and the Annual Budget in respect of the preceding fiscal year shall be deemed the Annual Budget for such new fiscal year pending the determination of the Joint Governing Board.  Neither Party shall be permitted to make any expenditure that is: (a) not included in the Annual Budget if such expenditure is greater than $25,000 individually or in the aggregate with all other expenditures that were not included in the Annual Budget and all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess); or (b) set forth in the Annual Budget if such expenditure is greater than $25,000 of the amount approved for such expenditure in the Annual Budget individually or in the aggregate with all other expenditures that exceed their identified amount in the Annual Budget (but only to the extent of such excess) and all other expenditures that were not included in the Annual Budget.  The Annual Budget for any fiscal year may be amended or modified by a written agreement executed by each of the Parties.

SECTION 2.4                          Business Office Services.  The Practice appoints the Company as its sole and exclusive manager and administrator of all business functions and services related to the Cancer Centers services during the term of this Agreement, including, but not limited to, all computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, janitorial and cleaning services and management services.  The Company hereby is expressly authorized to perform its business office services, in whatever manner it reasonably deems appropriate, to meet the day-to-day requirements of the non-medical business functions of the Cancer Centers; provided, that the costs associated with providing such services are consistent with the Annual Budget.  Without limiting the generality of the foregoing, the Company shall perform the following functions:

(a)                                  Accounting, bookkeeping and accounts payable processing.

(b)                                 Materials management, including purchase and stocking of office and medical supplies at levels reasonably necessary for the provision of Radiation Oncology Services.

(c)                                  Human resources management, including recruitment of any necessary additional Clinical Employees and Administrative Employees that are contemplated by the Annual Budget, or as mutually agreed by the Parties.

(d)                                 Provide qualified support sufficient to assure the proper and efficient functioning of all hardware and software components of the information systems utilized in connection with the Cancer Centers.

(e)                                  Provide financial auditing services reasonably necessary for billing purposes and for compliance with Medicare and Medicaid, managed care contracts, and other federal, state, or private payor reimbursement programs or plans.

(f)                                    Evaluate, negotiate and administer all managed care contracts and other third-party payor contracts on behalf of the Practice, all such contracts being subject to approval by the Practice.

(g)                                 Provide ongoing assessment of business activity, including patient satisfaction.

(h)                                 Order and purchase all medical and office supplies required in the day-to-day operation of the Practice at the Cancer Centers and contemplated by the Annual Budget, or as mutually agreed by the Parties.

(i)                                     Provide a computer management information system, including on-site and off-site computer hardware and software license and support costs, for the provision of Billing and Collection Services.

(j)                                     Provide such other services as are reasonably necessary for the Practice to assure the efficient delivery of Radiation Oncology Services.

(k)                                  Recognizing the Practice will be responsible for the ultimate decisions regarding coding and billing procedures, bill and collect all global fees for services furnished to Patients. The Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), for the following purposes:

(i)                                     to bill Patients in the Cancer Centers and Practice’s name and on the Practice’s behalf, and in the name and on behalf of all Physicians;

(ii)                                  to bill in the Cancer Centers and Practice’s name and on the Practice’s behalf, and in the name and behalf of all Physicians, all claims for reimbursement or indemnification from insurance companies, Medicare and Medicaid, and all other Third-Party Payors or Medicare Administrative Contractors for all goods and services provided by the Practice or the Professional Staff;

(iii)                               to collect Receivables in the Cancer Centers and Practice’s name and on the Practice’s behalf, and in the name and on behalf of all Physicians;

(iv)                              to settle, compromise or release in whole or in part any amounts owing on the Receivables;

(v)                                 to receive, on behalf of the Cancer Centers and Practice and all Physicians, payments from Patients, insurance companies and all other payors with respect to services rendered by the Practice and Professional Staff, and the Practice shall forward any such payments received by it or any Physician to the Company for deposit;

(vi)                              other than with respect to Government Receivables where applicable, to take possession of and endorse, in the name of the Cancer Centers and Practice or in the name of any Physician, any notes, checks, money orders, insurance payments and any other instruments received as payment of such Receivable;

(vii)                           to direct all Third-Party Payors, other than Medicare or Medicaid, to deposit all payments with respect to Receivables in the Company Lockbox Account by wire transfer; and

(viii)                        to initiate (subject to the approval of the Joint Governing Board) and pursue legal proceedings in the name of the Cancer Centers and Practice, to collect any accounts and moneys owed to the Cancer Centers and Practice or any Physician, to enforce the rights of the Cancer Centers and Practice as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by Governmental Agencies (or their fiscal intermediaries) as third-party payors.

The Practice, and only the Practice, will perform all of the medical functions associated with the provision of the Radiation Oncology Services. The Company will have no authority, directly or indirectly, to perform, and will not perform, any medical function.  The Company may, however, advise the Practice as to the relationship (if any) between its performance of medical functions and the overall administrative and business functioning of its practice.  To the extent that any Clinical Employees assist the Practice in performing medical functions, such Clinical Employees shall be subject to the professional direction and supervision of the Practice and, in the performance of such medical functions, shall not be subject to any direction or control by, or create any liability on behalf of the Company, except as may be specifically authorized in writing by the Company.

SECTION 2.5                          Financial Statements.  The Company shall prepare and deliver to the Practice monthly financial statements within 45 days after the end of each month and a year-end financial statement within 120 days after the end of each fiscal year reflecting Patient Revenues and Operational Expenses for such period.  The Company shall also prepare and deliver with such financial statements, a report setting forth: (i) billing and collections by patient, (ii) Receivables, aging reports broken down by payor and patient, (iii) billings and collection reports broken down by payor and patient, (iv) billings and census reports broken down by referring physician, and (v) such other financial information as shall be mutually agreed to by the Practice and the Company.

SECTION 2.6                          Personnel.

(a)                                  The Company shall employ and provide to the Cancer Centers and Practice all  personnel (other than the Physicians) (i) that the Company determines, after consultation with the Practice, to be reasonably necessary for the effective operation of the Practice and (ii) whose salaries, benefits (including deferred compensation) and other costs of employment are contemplated by the Annual Budget, including, without limitation: (1) all nurses, therapists, physicists, medical records personnel and other medical support personnel

(referred to collectively as the “Clinical Employees”); (2) all business office personnel (i.e., clerical, secretarial, bookkeeping and revenue collection personnel) as are necessary for the maintenance of patient records, scheduling of Radiation Oncology Services, collection of Receivables and maintenance of the financial records of the Cancer Centers to the extent directly related to the provision of Radiation Oncology Services at the Cancer Centers (referred to collectively as the “Administrative Employees”); and (3) an office administrator to manage and administer, subject to the terms and conditions hereof, all of the day-to-day routine business functions and services of the Cancer Centers.  The Company shall not unreasonably withhold its consent to requests by the Practice for additional personnel.  The Company shall determine the salaries and fringe benefits of all such personnel provided under this Section consistent with the Annual Budget.

(i)                                     The Clinical Employees shall constitute and be treated as leased employees of the Practice under Chapter 15, Section 60.(B) of the Medicare Benefits Policy Manual (CMS Pub. 100-2), as amended from time to time, and the Practice shall have, and agrees to exercise, such supervision and control over the Clinical Employees as may be required by CMS so that the Practice may bill Medicare for the services of the Clinical Employees under the Physicians’ or the Practice’s, as the case may be, Medicare provider number(s).

(ii)                                  Each Clinical Employee shall be (1) appropriately licensed, certified or registered, as the case may be, by the State of Florida, as appropriate, to assist the Physicians in the provision of Radiation Oncology Services; and (2) qualified by virtue of his training and/or experience to assist the Physicians in the provision of Radiation Oncology Services.

(b)                                 The Company shall be responsible for the assignment of all such personnel to perform services at the Cancer Centers; provided, however, that the Company shall, at the Practice’s reasonable request, reassign or replace any non-physician medical support personnel who are not, in the Practice’s judgment, adequately performing the required services.  Neither the Practice nor the Company shall discriminate against such personnel on the basis of race, religion, age, sex, disability or national origin in violation of any applicable Law.

(c)                                  Notwithstanding anything to the contrary contained herein, at all times during the term of this Agreement, the Clinical Employees and the Administrative Employees shall be deemed employees or independent contractors of the Company and not the Practice.

SECTION 2.7                          Cancer Centers.  The Company hereby grants the Practice the exclusive right in conjunction with the Company, during the term of this Agreement, to use, subject to the terms and conditions of the Cancer Center leases (the “Leases”), for the provision of Radiation Oncology Services.  The Company covenants that (i) the Practice will have quiet possession of and the undisturbed right to use each of the Cancer Centers during the term of this Agreement, (ii) the Company will not default under any Lease, and (iii) the Company will not amend any Lease without the Practice’s consent.  The Practice shall not, and shall cause each of the Physicians not to, make any changes, alterations or additions to the Cancer Centers without the prior written consent of the Company, which shall not be unreasonably withheld.  The Practice shall use and occupy the Cancer Centers (a) in accordance with the terms and conditions of the Lease, (b) exclusively for the provision of Radiation Oncology Services and ancillary services, such as imaging, laboratory, cyclotron, and support services, and (c) in compliance with all applicable Laws and standards of medical care.  It is expressly acknowledged by the Parties that the medical practice or practices conducted at the Cancer Centers shall be conducted solely by Physicians associated with the Practice, and no other physician or medical practitioner shall be permitted to use or occupy the Cancer Centers without the prior written consent of the Company.

SECTION 2.8                          Files and Records.

(a)                                  Subject to the succeeding paragraph, the Company shall maintain all files and records relating to the operation of the Cancer Centers and Practice, including, but not limited to, customary financial records and patient files.  The Company shall use its best efforts to manage all files and records in compliance with all applicable Laws, and all files and records shall be located so that they are readily accessible for patient care, consistent with ordinary records management practices.  The Practice shall have reasonable access to such records during the term of this Agreement and for a period of five years after the termination or expiration of the term of this Agreement.

(b)                                 The Practice shall supervise the preparation of, and direct the contents of, patient medical records, all of which shall be and remain confidential and the property of the Practice. The Practice shall establish and enforce procedures to ensure that the Professional Staff properly prepare and complete medical records for all Patients as required by applicable Law, the medical staff bylaws, rules and regulations of the Company and its Affiliates, and the rules and regulations of any Third-Party Payors with which the Company (or any Affiliate of the Company) may contract or affiliate from time to time.  All such patient records shall be maintained for the periods required by, and subject to the other requirements of, applicable Law.  The Company shall have reasonable access to such records and, subject to applicable Laws and accreditation policies, the Company shall be permitted to retain true and complete copies of such records.

SECTION 2.9                          Recruitment of New Physicians.  At the request of the Practice, the Company shall perform administrative services relating to the recruitment of physicians for the Practice.  The Company’s role in recruitment is not to be construed as direct employment by the Company, but an acknowledgement that any financial commitment made to a Physician during recruitment will affect the performance of both the Company and the Practice under this Agreement.

SECTION 2.10                    Expansion of the Practice.  The Company shall assist the Practice in evaluating and adding additional office space, new Cancer Centers, new office-based procedures and services, and new or additional ancillary or other professional services, as provided for in the Annual Budget or otherwise approved by the Company and the Practice.  The Company and the Practice hereby pledge their mutual intention and support for such reasonable expansion of the Practice.

SECTION 2.11                    Practice Assessment and Consulting Services.  The Company shall assess the Practice’s performance including product line analysis, outcomes monitoring and patient satisfaction.  The Company shall develop systems to track revenues, expenses, utilization, quality improvement, Practice and Physician productivity and patient satisfaction.  The Company shall arrange for or provide business and financial management consultation and advice reasonably requested by the Practice and directly related to the operations of the Practice pursuant to this Agreement.

SECTION 2.12                    Managed Care Contracting.

(a)                                  The Company shall review all proposed managed care contracts and provide recommendations to the Practice regarding whether the participation in such managed care contract is consistent with the Annual Budget.  The Practice shall execute only such managed care contracts as may be consistent with the Annual Budget (unless otherwise approved by the Company) and shall (and shall cause the Professional Staff to) abide by the terms of any such contract.  Notwithstanding the foregoing, no Party shall execute a managed care contract pertaining to Radiation Oncology Services to be provided at the Cancer Centers without the other Party’s prior written consent (which consent shall not be unreasonably withheld).

(b)                                 The Practice shall ensure that: (i) each Physician participates (without interruption or suspension) in Medicare, Medicaid, TRICARE, workers’ compensation, other federal and state reimbursement programs, and the payment plan of any commercial insurer, health maintenance organization, preferred provider organization, or other health benefit plan or program with which the Practice may contract or affiliate from time to time and (ii) the Professional Staff complies with appropriate utilization control and review mechanisms and quality improvement policies implemented by the Company or by appropriate managed care programs, Third-Party Payors, governmental agencies and accreditation bodies, including without limitation, Joint Commission, ACR and ACCC.

SECTION 2.13                    Restrictive Covenants of the Company.

(a)                                  The Company shall not provide space, furnishings, facilities, equipment, supplies, services or personnel similar to those provided to the Practice under this Agreement, directly or indirectly, to any Person or entity (other than the Practice) in connection with the provision of Radiation Oncology Services to patients in the Practice Area, without providing the Practice with appropriate prior written notice and the opportunity to provide such Radiation Oncology Services on terms no less favorable than those proposed to be offered to such Person.

(b)                                 The Company shall not take any action to disparage or criticize the Practice or any of its employees, officers, directors, owners or customers.

(c)                                  Each Party hereby agrees that the provisions of this Section 2.13 are independent of all other covenants or agreements between the Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between the Parties.

(d)                                 Each Party hereby acknowledges that in the event of any breach or threatened breach by the Company of any of the provisions of this Section 2.13, the Practice would not have an adequate remedy at Law and could suffer substantial and irreparable damage.  Accordingly, the Company hereby agrees that, in such event, the Practice shall be entitled, and notwithstanding any election by the Practice to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies that the Practice may have at Law or in equity.

(e)                                  Any term or provision of this Section 2.13 that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 2.13 or affecting the validity or enforceability of any of the terms and provisions of this Section 2.13 in any other jurisdiction.  Each of the Parties hereby agrees that the provisions set forth in this Section 2.13 are reasonable under the circumstances, and further agrees that, if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(f)                                    For purposes of this Section 2.13, the term “Practice” shall mean, collectively, the Practice and its Affiliates.

SECTION 2.14                    Payment of Operational Expenses.  As more fully set forth in Article IV, each Operational Expense shall be paid out of Practice Revenues and the Company shall have the authority to pay each such Operational Expense from the Company Lockbox Account.

SECTION 2.15                    Company Expenses.  The Company shall be solely responsible for the payment of all Company Expenses.

ARTICLE III

OBLIGATIONS OF THE PRACTICE

SECTION 3.1                          Required Services and Service Hours.  Unless otherwise agreed to by each of the Parties, at all times during the term of this Agreement, the Practice shall ensure that: (a) a Physician is available to provide comprehensive Radiation Oncology Services at the Cancer Centers on a fulltime basis (the Practice may retain, at its sole cost and expense, qualified locum tenens to provide such services); (b) each Patient seeking Radiation Oncology Services at the Cancer Centers is treated within a reasonable time of such Patient’s request for treatment; and (c) a Physician shall be available at the Cancer Centers, at all times, when a Patient is being treated.

SECTION 3.2                          Professional Standards.

(a)                                  The professional services provided by the Practice and the Professional Staff shall be performed solely by or under the supervision of a Physician licensed to practice medicine in the State of Florida, as appropriate, and shall at all times be provided in accordance with applicable ethical standards and Laws applying to the medical profession (or with any standards to which by contract it has agreed to abide).  The Practice shall, with the assistance of the Company if so requested, resolve any utilization management or quality improvement issues (as described more fully in Section 3.11) which may arise in connection with the Practice.

(b)                                 If any disciplinary actions or professional liability actions are initiated against the Practice or any Professional Employee, the Practice shall immediately inform the Company of such action and the underlying facts and circumstances and provide the Company, promptly upon receipt thereof but in any event within five (5) Business Days, with copies of all documents received by the Company with respect to any such action.  The Company shall similarly inform the Practice of any such disciplinary actions or professional liability actions initiated against the Practice or any Professional Staff of which it first becomes aware and provide the Practice, promptly upon receipt thereof but in any event within five (5) Business Days, with copies of all documents received by the Company with respect to any such action.

(c)                                  The Practice shall establish and maintain procedures to assure the consistency and quality of all professional medical services provided by the Practice, and the Company shall render administrative assistance to the Practice as requested in furtherance thereof.  The Practice shall in good faith cooperate with inspections and on-site surveys of the Practice as may be conducted by any Governmental Authority, accrediting organization or other Third-Party Payor.

SECTION 3.3                          Physician Powers of Attorney.  The Practice shall require all Physicians to execute and deliver to the Practice powers of attorney, satisfactory in form and substance to the Company, appointing the Practice as attorney-in-fact for each such Physician for the purposes set forth in Section 2.4(k).

SECTION 3.4                          Restrictive Covenants of the Practice.

(a)                                  The Practice acknowledges and agrees that the services to be provided by the Company hereunder are feasible only if the Practice operates a vigorous medical practice to which the Physicians devote their full time, attention and best efforts.  Accordingly, the Practice agrees that it shall not, without the prior written consent of the Company, during the term of this Agreement and for a period of three (3) years following the termination of this Agreement, other than pursuant to this Agreement, on its behalf or on behalf of any other Person, directly or indirectly,

(i)                                     solicit, recruit or employ any Person who has been employed or otherwise retained by the Company at any time during the twelve (12) months immediately preceding such solicitation or recruitment or cause or seek to cause such Person to leave the employ of the Company, excluding however individuals who at the time are employed by BHS or any of its Affiliates; or

(ii)                                  solicit any supplier, lender, lessor or any other Person which has a business relationship with the Company with a view to cause, or seek to cause, such Person to take action which is intended to or could reasonably likely adversely affect the Company’s relationship with such Person.

(b)                                 The Practice shall not take any action to disparage or criticize the Company or, as applicable, any of its employees, officers, directors, owners or customers.

(c)                                  The Practice shall cause each Physician (other than any locum tenens engaged by the Practice) to enter into an agreement concerning the restrictions set forth in this Section 3.4.  Such agreements shall expressly name the Company as a third-party beneficiary.

(d)                                 Each Party hereby agrees that the provisions of this Section 3.4 are independent of any and all other covenants or agreements by and among such Parties and shall remain enforceable regardless of any claim or determination with respect to, or breach of, any other agreement between such Parties.

(e)                                  Each Party hereby acknowledges that in the event of any breach or threatened breach by the Practice of any of the provisions of this Section 3.4, the Company would have no adequate remedy at Law and could suffer substantial and irreparable damage.  Accordingly, the Practice hereby agrees that, in such event, the Company shall be entitled, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at Law or in equity.

(f)                                    Any term or provision of this Section 3.4 which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Section 3.4 or affecting the validity or enforceability of any of the terms and provisions of this Section 3.4 in any other jurisdiction.  Each of the Parties hereby agrees that the provisions set forth in this Section 3.4 are reasonable under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction any provision herein is determined to be excessively broad as to duration, activity, subject or otherwise incompatible with applicable Law, said court is authorized and requested to modify such provision so as to cause it to be not excessively broad or incompatible with applicable Law, and to enforce such provision as modified.

(g)                                       For purposes of this Section 3.4, the term “Company” shall mean, collectively, the Company and its Affiliates (including, but not limited to, entities with which the Company and its Affiliates have management arrangements or to which any of them provides management services).

(h)                                 The Practice shall cause each Physician to agree to provide radiation oncology medical services exclusively for the Company at the Cancer Centers, and will NOT provide any such services to any non-owned outpatient cancer centers, nor compete with any Cancer Centers, within the Practice Area, unless with the written consent of the Company. The Practice represents and warrants that it is a party to a professional services agreement with BHS, executed prior to 2005, that requires the Practice to provide radiation oncology medical services to any cancer centers owned, operated, leased or managed by BHS or an Affiliate. Contingent on the accuracy of such representation, the Parties hereby agree that any cancer centers owned, operated, leased or managed by BHS or any of its Affiliates are excluded from the non-compete provisions of this Section, and, accordingly, the Company hereby grants consent for the Practice to provide such professional services at those centers. The Parties hereby agree that the Riverside Cancer Center and the Southside Cancer Center are also excluded from the non-compete provisions of this Section, and accordingly, the Company hereby grants consent for the Practice to provide such professional services at Riverside Cancer Center and the Southside Cancer Center.

SECTION 3.5                          Continuing Professional Education.  The Practice shall ensure that each Physician maintains competence in, and remains currently well-informed as to recent developments about, radiation oncology clinical protocols.   Accordingly, subject to the Practice at all times providing sufficient Physicians to care for the needs of Patients, the Physicians shall attend seminars, keep current with journals and take other reasonable steps to remain proficient in the practice of radiation oncology.  All seminars necessary to maintain licensure or competence shall be the responsibility of the Practice and the individual Physicians. At a minimum, the Practice shall ensure that each Physician participates in such continuing medical education as is necessary for the Physician to remain licensed.

SECTION 3.6                          Current Physicians.  The current Physicians of the Practice shall be Drs. Abhijit Deshmukh, Anand Kuruvilla, Cynthia Anderson, Dwelvin Simmons and Neenad Shah who shall provide Radiation Oncology Services at the Cancer Centers and will be present at the Cancer Centers at all times when patients are being treated at such Cancer Centers.

SECTION 3.7                          Additional Physicians.  The decision to employ or engage an additional Physician (“New Physician”) shall be made by the Practice (after consultation with the Company) and the terms of any employment contract or similar agreement between the Practice and such New Physician shall be determined by the Practice.  Each Physician (including each New Physician) shall be deemed an employee, independent contractor or agent of the Practice.

SECTION 3.8                          Termination of Physicians.  The Practice shall consult with the Joint Governing Board prior to terminating the employment or engagement of any Physician at the Cancer Centers; provided, however, that all decisions with respect to removing Physicians shall be made by the Practice, in its sole and absolute discretion.  Each Physician’s right to treat Patients or otherwise provide services at the Cancer Centers shall automatically terminate upon the termination of such Physician’s employment or engagement with the Practice. Evidence of the disclosure by the Practice to all Physicians of the foregoing limitation on their right to so use the Cancer Centers, and each Physician’s acceptance of such limitations, shall be documented and made available to the Company upon request.

SECTION 3.9                          Cooperation.  The Practice shall, and shall request the Physicians to, cooperate with and assist the Company to control all costs and expenses relating to the operation of the Cancer Centers without sacrificing professional standards or patient care.  The Practice shall, and shall require Physicians to, exercise due care to ensure that, when being used by the Physicians, medical equipment utilized by the Practice is being used in a safe and efficient manner, and shall timely report any unsafe or unsatisfactory equipment of which the Practice, or any of the Physicians, is aware. The Parties acknowledge that the Practice retains full authority and responsibility for patient care and that the Company’s policies and procedures referenced herein are not to interfere with the Practice’s authority with respect to patient care issues.  The Practice also agrees to cooperate with, and participate in, any patient satisfaction surveys and/or outcomes management surveys or programs instituted or implemented by the Company, subject to approval by the Practice (such approval not to be unreasonably withheld or delayed).  In the event that the Practice reasonably objects to any policy or procedure implemented by the Company, such objection shall be resolved by the Joint Governing Board.  In the event that the Joint Governing Board shall be unable to resolve any such dispute, such dispute shall be submitted to arbitration in accordance with Article XI.

SECTION 3.10                    Billing Information and Collection Policy.

(a)                                  The Practice shall promptly provide the Company with all billing information requested by the Company (including, but not limited to, appropriate provider numbers, the name of the Patient, the date of service, and the nature and extent of services provided) and any supporting medical information necessary to enable the Company to bill and collect the Cancer Centers and Practice’s charges pursuant hereto. The Practice shall cause each Physician to provide the Company with billing codes and complete descriptions supporting all procedures performed by such Physician, and shall comply with all reasonable requests by the Company to supplement such coding or descriptions for billing purposes.

(b)                                 All professional fee schedules for services shall be mutually agreed to by the Practice and the Company.  No discount, fee reduction, writeoff, or other waiver of the agreed fees shall be made by the Company without express authorization of the Practice, which authorization shall not be unreasonably withheld.

SECTION 3.11                    Quality and Utilization Management.  The Practice acknowledges and agrees that a quality and utilization management program for determining the medical necessity and appropriateness of care rendered by the Practice provides controls and protections that assist to prevent potential overutilization with any fee-for-service arrangement including, but not limited to, those reimbursable under federal health insurance programs and also provides essential data to the Practice and the Company for the purposes of managing the Cancer Centers and negotiating, administering and maintaining Third-Party Payor contracts.  The Practice and the Company agree to develop and implement a quality and utilization management program in accordance with recommendations made by the Company, the Practice, or the Medical Advisory Board or as required under Third-Party Payor contracts.  The Practice shall cause the Physicians to participate in the development of such programs and to comply with the standards, protocols or practice guidelines established thereby, and the Practice will ensure that such individuals are required by their employment agreements or other contracts to do so.  The Company is authorized by the Practice to prepare and distribute reports of such program activities to employees of, and consultants to the Practice and the Company, to Third-Party Payors, and to such other Persons as the Company deems necessary in order for the Company to carry out its obligations hereunder.

SECTION 3.12                    Peer Review.  The Practice and the Company shall cooperate to develop, from time-to-time, peer review procedures for the Professional Staff providing services to the Patients.  The Practice shall provide the Company with prompt notice of any material quality of care concerns relating to the Physicians providing services on behalf of the Practice.  The Practice shall implement such corrective actions that the Practice, after consultation with the Joint Governing Board, determines are necessary or appropriate to comply with the then current peer review procedures, community standards, and Laws.  The Practice and the Physicians will also comply with, and participate in, all peer review programs of the Company its Affiliates, and any entity with whom the Company (or any Affiliate of the Company) and the Practice contracts with respect to the provision of Radiation Oncology Services at the Cancer Centers, including, but not limited to, Third-Party Payors.

SECTION 3.13                    Practice Operational Authority.  The Practice shall have exclusive authority and control over day-to-day operations and center staff decisions subject to the requirement that the Practice shall, at all times, comply with and follow: (a) the human resources policies of the Company and its Affiliates, (b) all employment Laws, (c) the Annual Budget, (d) all reimbursement rules of Medicare and all other Third-Party Payors and (e) all Laws as to which non-compliance would be detrimental to the Company, its Affiliates and/or the Practice.

SECTION 3.14                    Other Obligations of the Practice.  At all times during the term of this Agreement, the Practice shall also be responsible for: (a) the scheduling of Physician coverage to ensure that fulltime coverage is being provided at the Cancer Centers during the business hours established by the Company; (b) maintaining an adequate internal mechanism for selecting, disciplining and removing Physicians; (c) assisting the Company (and its Affiliates) in interviewing, screening, selecting, reviewing and disciplining the Clinical Employees; (d) exerting its best efforts to effectively and efficiently resolve (with the cooperation of the Company) Patient, Clinical Employee and medical staff member complaints and problems concerning the provision of Radiation Oncology Services; (e) communicating and participating in regular meetings with the Joint Governing Board to discuss the delivery of Radiation Oncology Services and the operation of the Cancer Centers; (f) cooperating with the efforts of the Company (and its Affiliates) to obtain and/or maintain accreditations by ACR and Joint Commission, as well as all appropriate and necessary federal and state licenses and certifications; (g) assisting the Company (and its Affiliates) in the development and implementation of all marketing plans and efforts in connection with the Cancer Centers, and causing the Physicians to be available on a reasonable basis to support these marketing activities (which may include, for example, speaking engagements at cancer conferences, public forums, support groups, participation on tumor boards, and meetings with referring physicians); (h) maintaining a number of Physicians sufficient for the Practice to be able to accept and treat all new Patients equally, without regard to any factors other than medical condition (including, without limitation, Patients of Medicare and Medicaid, as well as insured and uninsured Patients); (i) providing a reasonable amount of indigent care in the Community, and when and to the extent reasonably requested by the Company, teaching in any teaching program at the Cancer Centers; (j) causing the Physicians to maintain staff privileges at major hospitals and health plans in the Community; and (k) ensuring that the Professional Staff are familiar and comply with (i) all Laws governing the practice of medicine or the provision of Radiation Oncology Services, (ii) all policies, rules and regulations and bylaws of those hospitals where they have staff privileges, (iii) all applicable professional standards, including, without limitation, the standards of the American Medical Association and (iv) all requirements of Medicare, Medicaid, the Health Insurance Portability and Accountability Act, managed care contracts, and any other federal, state or private payor reimbursement programs and plans participated in by the Cancer Centers.

SECTION 3.15                    Practice Expenses.  The Practice shall be solely responsible for the payment of all Practice Expenses.

ARTICLE IV

OBLIGATIONS OF THE JOINT GOVERNING BOARD

SECTION 4.1                          Operation of the Joint Governing Board.  The joint governing board (the “Joint Governing Board”) shall be responsible for developing and implementing management and administrative policies for the overall operation of the Practice and the Cancer Centers that enhance the Practice’s ability to serve the health care market more efficiently, improve the quality of the Radiation Oncology Services and support the delivery of new and existing products as desired in the marketplace.  The Company shall designate, in its sole discretion, its member(s) of the Joint Governing Board, each of whom shall be an officer and/or a member of management of Oncure (the “Oncure Representatives”).  The Practice shall designate, in its sole discretion, the Practice’s members of the Joint Governing Board (the “Practice Representatives”). Although the number of the Practice Representatives need not be equal to the number of the Oncure Representatives, the number of total votes to be cast shall be equal as between Practice Representatives and Oncure Representatives. The Practice Representatives shall vote as one voting block with the majority of votes constituting the vote for the Practice Representatives, and the Oncure Representatives shall vote as a voting block with the majority of votes constituting the vote for the Company. The act of both voting blocks shall be the act of the Joint Governing Board.

SECTION 4.2                          Duties and Responsibilities of the Joint Governing Board.  The Joint Governing Board shall establish the overall strategic objectives of the Practice as they relate to this Agreement and the general guidelines for achieving those objectives.

(a)                                  The Joint Governing Board shall maintain ultimate authority over the following areas:  (i) Approval of all marketing and other advertising of the services performed at the Cancer Centers; (ii) Approval of the fee schedule and collection policies for all Physician and other services rendered by the Practice; (iii) Approval of Practice provided services based upon the pricing, access to and quality of such services; (iv) Approval of the establishment or maintenance of relationships with institutional health care providers and Third Party Payors and discounted fee schedules, including capitated fee arrangements; (v) Development of long-term strategic planning objectives of the Practice as they relate to this Agreement; (vi) Resolution of the Annual Budget if required pursuant to Section 2.3 of this Agreement; (vii) Determination of the priority of major capital expenditures incurred for the benefit of the Practice; and (viii) Approval of variations to the term of and damages for competition contained in any Physician Employment Agreement; approval of decisions to hire additional Physicians where such hire represents an expansion into different services by the Practice’s medical practice; however, the Practice shall make all other decisions relating to physician hiring and termination as specifically set forth in its governing documents. The Joint Governing Board shall make and approve all decisions, that:  (1) relate to an obligation by the Practice for borrowed money, an obligation by the Practice secured by any security interest or any other indebtedness of the Practice; (2) relate to the disposition, sale, conveyance or transfer of any of Practice’s assets or properties; (3) result in a deviation or change in the approved Annual Budget; (4) result in a commitment by the Practice that exceeds one year; (5) result in a commitment by the Practice to expend greater than $10,000 in the aggregate for such commitment in any given year; or (6) is deemed to be a Joint Governing Board decision as set forth herein.

(b)                                 The Joint Governing Board meetings shall be held as mutually agreed, but at least quarterly. Meetings shall be open to any Physician in the Practice, except that the Joint Governing Board may require Physicians who are not equity-holders in the Practice to leave a meeting if the Joint Governing Board wishes to discuss sensitive matters including, but not limited to, matters relating to the potential expulsion or employment termination grounds of a Physician.

(c)                                  The Joint Governing Board, on an annual basis, shall review the Practice’s compensation arrangements with its physicians to confirm compliance with applicable Law.

SECTION 4.3                          Medical Decisions.  Notwithstanding the Joint Governing Board activities set forth herein, all medical decisions shall be made solely by the Practices and the Physicians.  The Practices shall review and resolve, in accordance with its governing documents, issues relating to:

(a)                                  types and levels of Radiation Oncology Services to be provided;

(b)                                 recruitment of Physicians to the Practice, including the specific qualifications and specialties of recruited Physicians;

(c)                                  acquisition of, affiliation with, or merger with any other medical practices in the Community in accordance with Section 3.14;

(d)                                 fee schedules; and

(e)                                  any other function or decision that the parties agree is related solely to the practice of medicine

ARTICLE V
FINANCIAL ARRANGEMENT

SECTION 5.1                          Allocation of Distribution Pool and Management Fee.

(a)                                  The Distribution Pool shall be allocated as follows:

(i)                                     on a monthly basis, *** of the Distribution Pool shall be retained by the Practice until such time as the amount retained by the Practice equals *** of Practice Revenues, and *** thereafter (“Retained Amount”); and

(ii)                                  notwithstanding the foregoing, in any Contract Year in which the Distribution Pool exceeds ***, *** of the Distribution Pool in excess of *** shall be included in the Retained Amount; and

(iii)                               on a monthly basis, the balance of the Distribution Pool shall be paid to the Company for the provision of the Management Services (the “General Management Services Fee”).

The amounts to be paid to the Company pursuant to the General Management Services Fee shall be payable monthly during the term of this Agreement within twenty (20) days after the end of each calendar month.

(b)                                 Payment of the General Management Services Fee is not intended to permit the Company to share in the Practice’s fees, but is acknowledged as the Parties’ negotiated agreement as to the reasonable fair market value of the equipment, support services, personnel, office space, management, administration and other items and services furnished by Company pursuant to this Agreement, considering the nature and volume of the services required and the respective risks assumed by the Company and the Practice.  Payment of the General Management Services Fee is not intended to be, and shall not be interpreted to constitute, the payment of remuneration for referrals.

(c)                                  Set forth on Exhibit A is a calculation of the Distribution Pool using operating results of the Practice for the year ended December 31, 2011, and a calculation of the Distribution Pool on a pro forma basis with adjustments for potential changes in monthly census.

SECTION 5.2                          Advances.  Notwithstanding the requirements of Section 5.1, the Practice shall be entitled to retain, on a monthly basis, a draw of at least *** as an advance of the Distribution Pool to be retained by the Practice under Section 5.1.  The Company shall prepare for the Practice a monthly reconciliation of the Retained Amount and shall pay any amount due either the Company or the Practice within forty-five (45) days.

SECTION 5.3                          Payments.

(a)                                  When determining the amount of any payments to be made pursuant to Section 5.1 and Section 5.2, the Company shall be permitted to estimate monthly revenues and expenses in accordance with the Annual Budget.

(b)                                 In the event that Practice Revenues are insufficient to pay all of the Operational Expenses for any period, all Operational Expenses shall be paid in full prior to the payment of the General Management Services Fee.

SECTION 5.4                          Reconciliation.  Adjustments to any payments made to the Company or the Practice pursuant to this Agreement shall be made to reconcile actual amounts due under this Agreement within ninety (90) days after the end of each calendar year during the term of this Agreement (pro-rated for any year for which this Agreement has been in effect less than the entire year).  At such intervals, the Company shall determine the actual amounts due to each Party pursuant to this Agreement for such period and shall notify the Practice of the amount of payments, if any, owed by or due to each Party as a result of the reconciliation.  If payment is owed by any Party, such amount shall be paid to such Party within twenty (20) Business Days of such notification.

SECTION 5.5                          Review of Financial Arrangements by the Practice.  The Practice shall have the right, at its own cost and expense, to review the Company’s calculations of all payments, fees and expenses owed by or due to any Party or a third party under this Agreement (such costs and expenses to review the Company’s calculations are referred to herein as the

“Practice Review Expense”).  Upon reasonable notice to the Company, the Practice shall have the right to review the Company’s calculations or allocation of any such payments, fees or expenses and the Company shall provide the Practice, with all documents, reports, records and supporting materials used in determining such amounts.  Such documents shall be delivered to the Practice within a reasonable period of time after such request, but in any event within fifteen (15) Business Days.  Not later than twenty (20) Business Days following the delivery of such documents to the Practice, the Practice may furnish the Company with written notification of any dispute concerning any items shown thereon or omitted therefrom, together with a detailed explanation in support of the Practice’s position in respect thereof.  The Company and the Practice shall consult to resolve any dispute for a period of fifteen (15) Business Days following such notification to the Company.  If such fifteen (15) Business Day consultation period expires and the dispute has not been fully resolved, the matter shall be referred to any accounting firm which has not provided accounting services to any Party or its Affiliates within the prior three years and is chosen by the Joint Governing Board (the “Accountants”), which shall resolve the dispute and render its decision (together with a brief explanation of the basis therefor) to the Practice and the Company not later than twenty (20) Business Days following submission of the dispute to it.  The decision of such Accountants shall be a final determination of such amounts.  In the event that the Accountants resolve all disputes presented to it in the manner proposed by one of the Parties, the fees and expenses of the Accountants relating to the resolution of such dispute shall be paid by the other Party.  In all other events, the fees and expenses of the Accountants shall be shared in the same proportion that the Company’s position, on the one hand, and the Practices’ position, on the other, initially presented to the Accountants bears to the final resolution as determined by the Accountants.

SECTION 5.6                          Collateral Security.

(a)                                  Grant of Security Interest.  To the extent permitted by applicable Law, as collateral security for the prompt and complete payment when due of all Operating Expenses (referred to in this Section 5.6 as the “Secured Obligations”), the Practice hereby sells, assigns, mortgages, hypothecates, conveys and transfers to the Company, and hereby grants to the Company a continuing security interest (subordinate only to any security interest of Third Party Payors in Receivables owed by such payor) in all of the Practice’s rights, title and interest in, to and under the Receivables (other than the Governmental Receivables) which may be created or arise during the term of this Agreement, together with any and all proceeds (as defined in the Uniform Commercial Code) and products thereof, accessions thereto and substitutions and additions therefor, regardless of the manner in which the entitlement to payment for such Receivables shall exist, whether as accounts, accounts receivable, notes receivable or other evidence of entitlement to the Receivables, and all of the Practice’s rights, title and interest (including its right to control the same), if any, in, to and under the Practice Lockbox Account and the sums on deposit therein (referred to collectively as the “Collateral”).

(b)                                 Remedies. If an Event of Practice Default shall have occurred and be continuing, the Company shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it by Law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights, which the Practice agrees to be commercially reasonable: to sell, resell, assign and deliver, in its sole discretion, all or any of the Collateral, in one or more parcels, at public or private sale, at the Company’s main office or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Company may deem satisfactory.  If any of the Collateral is sold by the Company upon credit or for future delivery, the Company shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Company may resell such Collateral.  In no event shall the Practice be credited with any part of the proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the Company.  Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Practice, and the Practice hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Company to marshal any assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, that it has or may have under any rule of Law now existing or hereafter adopted.  No demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law, as referred to below), all of which are hereby expressly waived by the Practice, shall be required in connection with any sale or other disposition of any part of the Collateral.  If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable Law, the Company shall give the Practice at least 10 days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made. The Company shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  The Company may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable Law, upon each private sale, the Company may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Secured Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.

(c)                                  Application of Proceeds. All proceeds collected by the Company upon any sale, other disposition of or realization upon any of the Collateral, together with all other moneys received by the Company  hereunder, shall be applied as follows: (i) first, to the payment of all costs and expenses of such sale, disposition or other realization, including the reasonable costs and expenses of the Company and the reasonable fees and expenses of its agents and counsel and all amounts advanced by the Company for the account of the Practice; (ii) second, after payment in full of the amounts specified in clause (i) above, to the ratable payment of all other Secured Obligations owing to the Company; and (iii) third, after payment in full of the amounts specified in clauses (i) and (ii) above, and following the termination of this Agreement, to the Practice or any other Person lawfully entitled to receive such surplus. The Company shall remain liable to the extent of any deficiency between the amount of all proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement and the aggregate amount of the sums referred to in clauses (i) and (ii) above. Upon any sale of any Collateral hereunder by the Company (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Company or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Company or such officer or be answerable in any way for the misapplication thereof.

(d)                                 Waivers.  The Practice, to the greatest extent not prohibited by applicable Law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of Law now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with the Company’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption Law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such Laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Company, but that it will permit the execution of every such power as though no such Laws were in effect, (ii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to require the Company to marshal any Collateral or other assets in favor of the Practice or any other party or against or in payment of any or all of the Secured Obligations, and (iii) waives all rights that it has or may have under any rule of Law now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein).

(e)                                  The Company; Standard of Care. The Company will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof.  The obligations of the Company as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement.  The powers conferred on the Company hereunder are solely to protect its interest in the Collateral, and shall not impose any duty upon it to exercise any such powers.  Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which the Company accords its own property of a similar nature, and the accounting for moneys actually received by it hereunder, the Company shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral.  The Company shall not be liable to the Practice (i) for any loss or damage sustained by the Practice, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Company of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Company, except to the extent that the same is caused by its own gross negligence or willful misconduct.

(f)                                    Further Assurances; Attorney-in-Fact. The Practice agrees that it will join with the Company to execute and, at the Company’s expense, file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as the Company may reasonably deem necessary or appropriate, and wherever required or permitted by Law, in order to perfect and preserve the Company’s security interest in the Collateral, and hereby authorizes the Company to file financing statements and amendments thereto relating to all or any part of the Collateral without the signature of the Practice where permitted by Law, and agrees to do such further acts and things (including, without limitation, making any notice filings with state tax or revenue authorities required to be made by account creditors in order to enforce any Receivables) and to execute and deliver to the Company such additional conveyances, assignments, agreements and instruments as the Company may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest and Lien provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Company its rights, powers and remedies hereunder.

In addition to the powers set forth in Section 2.4(k), the Practice hereby irrevocably appoints the Company its lawful attorney-in-fact, with full authority in the place and stead of the Practice and in the name of the Practice, the Company or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Company’s discretion after the occurrence and during the continuance of an Event of Practice Default (except for the actions described in clause (i) below, which may be taken by the Company without regard to whether any such a default has occurred) to take any action and to execute any instruments that the Company may deem necessary or advisable to accomplish the purpose of carrying out the provisions of the Company’s security interest in the Receivables, including, without limitation:  (i) to sign the name of the Practice on any financing statement, continuation statement, notice or other similar document that, in the Company’s opinion, should be made or filed in order to perfect or continue perfected the security interest granted under this Agreement; (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;  (iii) to receive, endorse and collect any checks, drafts, instruments, chattel paper and other orders for the payment of money made payable to the Practice representing any interest or other amount payable in respect of any of the Collateral and to give full discharge for the same;  (iv) to pay or discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Company in its sole discretion, any such payments made by the Company to become Secured Obligations of the Practice to the Company, due and payable immediately and without demand; (v) to file any claims or take any action or institute any proceedings that the Company may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Company with respect to any of the Collateral; and (vi) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral as fully and completely as though the Company were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Company’s option and the Practices’ expense, all other acts and things deemed necessary by the  Company to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement.

If the Practice fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Company (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Practice Default), the Company may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Company.

(g)                                 Company Lender Loans.  Notwithstanding anything to the contrary contained in this Section 5.6, to the extent that any Company Lender Loan may be outstanding, then the Company’s security interest in the Collateral granted hereby may be subordinate to, and only to, any security interest of such Company Lender in such Collateral.

(h)                                 Assignment.  To the extent permitted by applicable Law, the Company may assign all of its rights and interests under this Agreement as security for loans and other financing arrangements obtained by the Company from any other Person or entity, whether now existing or hereafter arising.  Any such assignee shall have all of the Company’s rights and remedies, but none of the Company’s obligations, under this Agreement.  The Company shall provide the Practice with prior written notice of any such assignment.  The Practice shall cooperate with the Company and execute all necessary documents in connection with the assignment of the Collateral to the Company or, at the Company’s option, any assignee.

SECTION 5.7                          Deposit of Receivables.  Promptly upon the request of the Company, the Practice shall provide the Company with an accurate and complete list of all Third-Party Payors.  The Company shall have the right (but not the obligation) to deliver a letter, substantially in the form as attached hereto as Exhibit B, to all Third-Party Payors (the “Payor Instruction Letter”) or otherwise notify such Third-Party Payors of the contents thereof.  The Payor Instruction Letter shall direct payments on the Receivables to be deposited into a bank account at the Depository Bank designated by the Company (the “Company Account”).   For Receivables for services rendered to patients who participate in the Medicare program, the Medicaid program, other government health care programs, and any other Third Party Payors that will not allow the Practice’s Receivables to be deposited into the Company Account, the Practice shall establish a bank account at the Depository Bank (the “Practice Lockbox Account”) and the Practice shall enter into an agreement with the Depository Bank  that sets forth a standing order from the Practice to transfer or remit all cash proceeds on a daily basis to the Company Account (the “Lockbox Account Agreement”).  To the extent that the Practice receives any payments contrary to the terms of the Payor Instruction Letter (including, without limitation, any amounts received directly from Patients at the time medical services are rendered or otherwise), the Practice agrees to deposit all such payments received by the Practice into the Practice Lockbox Account. As set forth in Section 2.14, the Company is hereby granted full power and authority to pay, out of the funds in the Company Account, the Retained Amount, the Company Fee, all Operational Expenses (including, without limitation, all Billing and Collection Fees) and reimburse itself, out of the funds in the Company Account, for all Operational Expenses advanced or paid by it. The Practice shall not: (a) close the Practice Lockbox Account or establish a replacement account or (b) amend, modify, supplement, extend, renew, restate, replace or terminate the Lockbox Account Agreement, in each case, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). The instructions set forth in the Payor Instruction Letter and the Lockbox Account Agreement shall be revocable by the Practice during the term of this Agreement if an Event of Company Default shall have occurred; provided, however, that if the Practice revokes such instructions or agreement during the term of this Agreement when no Event of Company Default shall have occurred, such revocation shall constitute an Event of Practice Default and the Company shall be entitled to seek an order from a court of competent jurisdiction for specific performance to “sweep” the Practice Lockbox Account pursuant to this Agreement.  Following termination or expiration of the term of this Agreement, the Company shall take all action and execute all instruments as the Practice may reasonably request in order to notify the Third-Party Payors of such termination.

SECTION 5.8                          Automatic Termination.  The assignment, security interest, and deposit of Receivables provided for in Sections 5.6 and 5.7 shall terminate immediately, without any action required by the Practice, upon the earliest to occur of (i) an Event of Company Default or an event that, with the passage of time, the giving of notice or both, would constitute an Event of Company Default or (ii) the termination of this Agreement for any reason other than an Event of Practice Default.  Immediately upon any such termination, the Company shall take all actions requested by the Practice to effect such termination and to notify third parties thereof.

ARTICLE VI

TERM AND TERMINATION

SECTION 6.1                          Term; Renewal Terms.  This Agreement shall be effective as of the Effective Date and shall expire on December 31, 2016, unless earlier terminated as provided for in Sections 6.2 and 6.3 hereof.  The term of this Agreement automatically shall be extended for an additional five (5) year term unless either Party gives written notice to the other not less than 180 days prior to the end of the then current term that it does not desire to extend the term. Notwithstanding the foregoing, if the Practice elects to not extend the term of this Agreement, then the Company shall have the right to extend the term of this Agreement for two (2) extensions of one (1) additional Contract Year (each, a “One Year Extension”) by providing a written notice that must be delivered by the Company to the Practice within thirty (30) days after the Practice’s delivery of its notice not to extend this Agreement (each, an “Extension Notice”).  For each One Year Extension, the Company agrees to pay an extension fee of *** to the Practice, which will be paid with the delivery of each Extension Notice.

SECTION 6.2                          Termination by the Company.  Upon written notice to the Practice, the Company may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events (each an “Event of Practice Default”):

(a)                                  The Practice is involuntarily suspended, excluded or terminated from participation in the Medicare or Medicaid programs.

(b)                                 The Practice withdraws from participation in the Medicare or Medicaid programs as a result of regulatory investigation or the Practice is excluded from entering into healthcare provider agreements with any material portion of the managed care or healthcare insurance industry.

(c)                                  A majority of the members of the Joint Governing Board determines that (i) the Practice is not providing care in a manner that meets the prevailing standard of care in the community or (ii) the Practice or any Physician has materially breached professional standards in a way that endangers the health or safety of any Patient or employee of the Company (or any Affiliate of the Company) and the Practice fails, after sixty (60) days’ notice from the Joint Governing Board, to take action which the Joint Governing Board deems reasonably acceptable.

(d)                                 The Practice shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, file a voluntary petition in bankruptcy, be unable to pay its debts as they come due, make a general assignment for creditors or take advantage of any insolvency Law, have liabilities that exceed its assets, or be “insolvent” as defined in the federal Bankruptcy Code or under any insolvency Law of the State of Florida, or any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it as bankrupt or insolvent or approving a petition seeking its reorganization or appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets.

(e)                                  The Practice ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 3.4) and, in the reasonable opinion of the Company, such cessation or breach remains uncured for a period of 60 days after the Practice’s receipt of a written notice specifying such breach.

(f)                                    The Practice revokes any instructions to a Third Party Payor related to the Third Party Payor Instruction Letter or revokes or modifies any instructions to the Depository Bank in connection with the Practice Lockbox Agreement as set forth in Section 5.7, except as specifically permitted by the provisions of Section 5.7 or 5.8.

(g)                                 The Practice ceases to engage or employ at least one Physician to provide Radiation Oncology Services at each of the Cancer Centers on a fulltime basis.

(h)                                 The Practice ceases to engage or employ at least twelve (12) full-time equivalent medical oncologists, and the Company provides the Practice with ninety (90) days’ written notice of termination.

SECTION 6.3                          Termination by the Practice.  Upon written notice to the Company, the Practice may terminate this Agreement and have no further liability or obligation hereunder (except as expressly provided herein) upon the occurrence of any of the following events (each an “Event of Company Default”):

(a)                                  The Company shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, file a voluntary petition in bankruptcy, be unable to pay its debts as they come due, make a general assignment for creditors or take advantage of any insolvency Law, have liabilities that exceed its assets, or be “insolvent” as defined under the federal Bankruptcy Code or under any insolvency law in any state in which the Company does business, or any order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it as bankrupt or insolvent or approving a petition seeking its reorganization or appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets.

(b)                                 The Company fails to make any payment within ten (10) days of when such payment is due to the Practice hereunder and such failure continues for more than ten (10) days after the Company’s receipt of a written notice specifying such breach.

(c)                                  Except as provided in Section 6.3(b), the Company ceases to perform its duties and responsibilities hereunder or breaches any material term or condition of this Agreement (including, without limitation, Section 2.13) and, in the reasonable opinion of the Practice, such cessation or breach remains uncured for a period of sixty (60) days after the Company’s receipt of a written notice specifying such breach.

(d)                                 The Company is involuntarily suspended, excluded or terminated from participation in Medicare or Medicaid.

(e)                                  The Company withdraws from participation in Medicare or Medicaid as a result of regulatory investigation or the Company is excluded from entering into healthcare provider agreements with a material portion of the managed care or healthcare insurance industry.

SECTION 6.4                          Limitation On Termination Rights.  Notwithstanding anything to the contrary contained herein, neither Party shall be permitted to terminate this Agreement pursuant to Section 6.2(e) or Section 6.3(c) above if the other Party’s actions or inactions are a result of any written directions or instructions of the Joint Governing Board and/or such non-defaulting Party.

SECTION 6.5                          Duties And Remedies Upon Expiration Or Termination.

(a)                                  Except as necessary to provide care to any Patient undergoing treatment at any Cancer Centers at the time of the expiration or earlier termination of this Agreement, upon the expiration or earlier termination of this Agreement, the Practice and the Company hereby agree to perform, in addition to their obligations provided for elsewhere in this Agreement and continuing after such expiration or termination of this Agreement, such steps as are otherwise customarily required to wind up their relationship under this Agreement in as orderly a manner as possible.  Except as specifically set forth herein, upon the expiration or earlier termination of this Agreement, neither Party shall have any further obligation hereunder with the exception of obligations accruing prior to the date of such expiration or earlier termination and obligations, promises and covenants contained herein which extend beyond the terms hereof including, without limitation, any indemnities, restrictive covenants and access to books and records.  Upon the expiration or earlier termination of this Agreement, the financial arrangements set forth in Article V shall be pro-rated between the Parties to reflect any partial fiscal year. From and after any expiration or earlier termination, each Party shall provide the other with reasonable access to books and records then owned by it to permit such requesting Party to satisfy legal reporting and contractual obligations which may be required of it.

(b)                                 In addition to the foregoing, upon termination of this Agreement by the Company pursuant to Section 6.2, the Practice shall immediately (i) quit and surrender the Cancer Centers in as good condition as reasonable use and wear thereof will permit and (ii) (and shall cause the Physicians to) remove from the Cancer Centers all personal property of the Practice and of any Physician and shall, at its own expense, repair any damage caused to the Cancer Centers by reason of such removal.  If the Practice shall fail to do so, the Company may, without notice and without prejudice to any other remedy available, enter and take possession of the Cancer Centers and remove such personal property without being liable to prosecution or any claim for damage suffered by the Practice or the Physicians.

(c)                                  If the Practice or a Physician remains in possession or control of any Cancer Centers beyond the expiration or termination of this Agreement, without the written consent of the Company, such possession or control shall not be deemed to create any rights whatsoever in the Practice.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE PRACTICE

SECTION 7.1                          Representations and Warranties of the Practice.  The Practice hereby represents and warrants to the Company as follows:

(a)                                  Organization and Qualification.  The Practice is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

(b)                                 Authority.  The Practice has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Practice, and no other proceedings on the part of the Practice are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Practice and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Practice enforceable against it in accordance with its terms.

(c)                                  Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by the Practice, nor the consummation by the Practice of the transactions contemplated hereby nor compliance by the Practice with any of the provisions hereof (including, without limitation, the Practice’s grant of a security interest hereunder) will (a) conflict with or result in any breach of any provision of the Operating Agreement of the Practice, (b) require any filing with, or consent of a Governmental Authority, agency or court or other Person or entity by the Practice, (c) (with or without the giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Practice is a party (or becomes a party) or by which any of its properties or assets may be bound or subject or (d) violate any writ, injunction or decree applicable to the Practice or any of its properties or assets.

(d)                                 Compliance With Laws; Licenses.

(i)                                     To the knowledge of the Practice, the conduct of the operations of the Practice (including the conduct of any Physician or any other practice employee) has not violated, and as presently conducted does not violate, in any material respect any Laws, including, but not limited to, the Clinical Laboratories Improvements Act of 1988, or any other promulgations, interpretative advice or guidance of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Practice received any notice of any such violation which remains outstanding.

(ii)                                  The Practice has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Permits”) required for the conduct of its operations as currently conducted and as proposed to be conducted (including, without limitation, accreditations and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare and Medicaid).  To the Practice’s knowledge, all of such Permits are in full force and effect, the Practice has not engaged in any activity which would cause or permit revocation, modification, cancellation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Permit is pending or threatened.  The Practice has no knowledge of any default or claimed or purported or alleged default or state of facts which, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Practice under, or give rise to a right of revocation, modification, cancellation or suspension of, any such Permit.

(iii)                               The Practice qualifies as (and will continue to qualify during the term of this Agreement as) a “group practice” as defined in the federal physician self referral law at 42 USC § 1395nn and applicable regulations (collectively, the “Stark Laws”) and any similar state laws.  Without limiting the generality of the foregoing:

a.                                       Each physician who is an employee and/or shareholder of the Practice (each, an “ICON Physician”) furnishes (and will continue to furnish during the term of this Agreement) substantially the full range of patient care services that such ICON Physician routinely furnishes, including medical care, consultation, diagnosis, and treatment, through the joint use of shared office space, facilities, equipment, and personnel.

b.                                      “Substantially all” of the “patient care services” (as those terms are defined and explained in 42 C.F.R. § 411.352(d)) of the ICON Physicians are furnished (and will continue to be furnished during the term of this Agreement) through the Practice and billed under a billing number assigned to the Practice, and the amounts received are treated (and will continue to be treated during the term of this Agreement) as receipts of the Practice.

c.                                       The overhead expenses of, and income from, the Practice is distributed (and will continue during the term of this Agreement to be distributed) to the ICON Physicians according to methods that are determined before the receipt of payment for the services giving rise to the overhead expense or producing the income.

d.                                      The Practice is (and will continue during the term of this Agreement to be) a unified business that has a centralized decision-making by a body representative of the Practice that maintains effective control over the Practice’s assets and liabilities (including, but not limited to, budgets, compensation, and salaries) and consolidated billing, accounting, and financial reporting.

e.                                       No ICON Physician directly or indirectly receives (or will directly or indirectly receive during the term of this Agreement) compensation based on the volume or value of referrals by such ICON Physician, and no ICON Physician receives (or will receive during the term of this Agreement) any profit or bonus distributions that is determined in any manner that is directly related to the volume or value of referrals of “designated health services” (as defined in 42 C.F.R. § 411.351) (“DHS”) by such ICON Physician.

f.                                         The ICON Physicians personally conduct (and will continue to conduct during the term of this Agreement) no less than 75 percent of the physician-patient encounters of the Practice.

(iv)                              Any DHS (including certain items of “durable medical equipment,” as defined in 42 C.F.R. § 411.355(b)(4) (“DME”), and infusion pumps that are DME (including external ambulatory infusion pumps) but excluding all other DME and parenteral and enteral nutrients, equipment, and supplies) furnished or provided by the Practice as a result of referrals of patients for such DHS by the ICON Physicians to the Practice (collectively, the “Ancillary Services”) meet (and will continue to meet during the term of this Agreement) the requirements of 42 C.F.R. § 411.355(b).  Without limiting the generality of the foregoing, the Ancillary Services are (and will continue during the term of this Agreement to be):

a.                                       furnished personally by an ICON Physician or by an individual who is supervised by an ICON Physician, and such supervision complies with all applicable Medicare payment and coverage rules for such Ancillary Services;

b.                                      furnished either in the “same building” (as defined in 42 C.F.R. § 411.351) and pursuant to the requirements set forth in 42 C.F.R. § 411.355(b)(2)(i); or a “centralized building” (as defined in 42 C.F.R. § 411.351) that is used by the Practice for the provision of some or all of the Practice’s clinical laboratory services or some or all of the Practice’s DHS (other than clinical laboratory services);

c.                                       billed only by the Company under a billing number assigned to the ICON Physician or the Practice, and the billing arrangement meets the requirements of 42 C.F.R. § 424.80(b)(6); and

d.                                      furnished in the location where the service is actually performed upon a patient or where an item is dispensed to a patient in a manner that is sufficient to meet the applicable Medicare payment and coverage rules.

(v)                                 All financial arrangements that are “financial relationships,” as defined at 42 C.F.R. 411.354, between the Practice and any physician(s) or other entity(ies) who refer and or will refer patients to the Practice and/or who generate or will generate other business for the Practice are (and will continue to be during the term of this Agreement) commercially reasonable and consistent with the fair market value for the services provided in such financial relationships and satisfy (and will continue to satisfy during the term of this Agreement) one or more applicable exceptions to the Stark Laws and any similar state laws.

(e)                                  Litigation; Investigations.  There are no suits, claims, proceedings, investigations or reviews which are pending or, to the knowledge of the Practice, threatened against or affecting the Practice, any Physician, any director or officer (in their capacity as such) of the Practice or any properties or assets used by the Practice in conducting its businesses.  To the knowledge of the Practice, no investigation or review by any Governmental Authority, agency or court or other regulatory body (including trade associations) with respect to either the Practice or any Physician or other practice employee is pending or threatened or probable of initiation, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Practice an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of the Practice, threatened against or affecting the Practice or any Physician or other Practice employee, at Law or in equity, or before any Governmental Authority or other regulatory body (including trade associations).

(f)                                    Professional Liability.  No Physician or other employee of the Practice has ever (a) had his or her license to practice medicine or other profession in any state or his or her Drug Enforcement Agency Number suspended, relinquished, terminated, restricted or revoked; (b) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, Governmental Authority or specialty board; (c) had entered against him or her final judgment in, or settled without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of $25,000; or (d) had his or her medical staff privileges at any hospital or medical facility suspended, involuntarily terminated, restricted or revoked.

(g)                                 Ownership of Collateral.  The Practice owns, or has valid rights with respect to, all Collateral purported to be pledged by it hereunder, free and clear of any Liens except for the Liens granted to the Company pursuant to this Agreement.  No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and the Practice has not filed or consented to the fling of any such statement or notice, except Uniform Commercial Code financing statements naming the Company as secured party.

(h)                                 Security Interests; Filings.  This Agreement, together with the filing of duly completed and executed Uniform Commercial Code financing statements naming the Practice as debtor, the Company as secured party, and describing the Collateral, in the State of Florida, which have been duly executed and delivered by the Practice and delivered to the Company for filing, creates, and at all times shall constitute, a valid and perfected security interest in and Lien upon the Collateral in favor of the Company to the extent a security interest therein can be perfected by such filings or possession, as applicable, superior and prior to the rights of all other Persons therein, and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such Lien and security interest, other than actions required with respect to Collateral of the types excluded from Article 9 of the Uniform Commercial Code or from the filing requirements under such Article 9 by reason of Section 9-104 or 9-302 of the Uniform Commercial Code and other than continuation statements required under the Uniform Commercial Code.

(i)                                     Receivables.  Each Receivable is, or at the time it arises will be, a bona fide, valid and legally enforceable indebtedness of the account debtor according to its terms, arising out of or in connection with the sale, lease or performance of goods or services by the Practice.

(j)                                     Disclosure.  No representation, warranty or statement made by the Practice in this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

SECTION 7.2                          Representations and Warranties of the Company.  The Company hereby represents and warrants to the Practice as follows:

(a)                                  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted and as proposed to be conducted.

(b)                                 Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith, and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered on behalf of the Company and, assuming this Agreement constitutes a valid and binding obligation of the Practice, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

(c)                                  Consents and Approvals; No Violations.  Neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the charter or bylaws of the Company, (b) require any filing with, or consent of, a Governmental Authority, agency or court or other Person or entity by the Company, (c) (with or without the giving or receipt of notice or passage of time or both) result in a violation or breach of, or constitute a default or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party (or becomes a party) or by which any of its properties or assets may be bound or subject or (d) violate any writ, injunction or decree applicable to the Company or any of its properties or assets.

(d)                                 Compliance With Laws; Licenses.

(i)                                     To the knowledge of the Company, the conduct of the operations of the Company has not violated, and as presently conducted does not violate, any Laws, including, but not limited to, any promulgation, interpretative advice or guidance of any court or Governmental Authority or agency, including, but not limited to, the Occupational Safety and Health Administration, the CMS or any medical industry standards, nor has the Company received any notice of any such violation that remains outstanding.

(ii)                                  The Company has all licenses, certificates, permits, approvals, franchises, notices and authorizations (“Company Permits”) required for the conduct of its operations as currently conducted.  To the Company’s knowledge, all Company Permits are in full force and effect, the Company has not engaged in any activity that would cause or permit revocation, modification, cancellation or suspension of any such Company Permit, and no action or proceeding looking to or contemplating the revocation, modification, cancellation or suspension of any such Permit is pending or threatened.  The Company has no knowledge of any default or claimed or purported or alleged default or state of facts that, with or without the giving or receipt of notice or the passage of time or both, would constitute a default by the Company under, or give rise to a right of revocation, modification, cancellation or suspension of, any Company Permit.

(e)                                              Litigation; Investigations.  Except as provided in Schedule 6.2(e), there are no suits, claims, proceedings, investigations or reviews pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its directors or officers (in their capacity as such) of the Company or any properties or assets used by the Company in conducting its businesses.  To the knowledge of the Company, no investigation or review by any Governmental Authority, agency or court or other regulatory body (including trade associations) with respect to the Company or any of its employees is pending or threatened or probable of initiation, nor has any Governmental Authority, agency or court or other regulatory body (including trade associations) indicated to the Company an intention to conduct the same, and there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its employees, at Law or in equity, or before any Governmental Authority or other regulatory body (including trade associations).

(f)                                    Disclosure.  No representation, warranty or statement made by the Company in this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated herein or necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  All representations and warranties as to the Company shall be deemed to include the Company and all of its Affiliates.

ARTICLE VIII
OTHER OBLIGATIONS OF THE PARTIES

SECTION 8.1                          Covenants of the Practice.  The Practice covenants and agrees that for so long as this Agreement is in effect:

(a)                                  Certificates.  The Practice will provide, and will use its best efforts to cause each Physician to provide, notice to the Company if any representation or warranty contained herein becomes untrue as of a date after the date hereof because of subsequent events and to provide from time-to-time, at the reasonable request of the Company, a certificate stating that the representations and warranties contained herein are true, or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)                                 Existence.  The Practice will preserve and keep in full force and effect its corporate existence.

(c)                                  Change of Name, Locations, etc. The Practice shall not (i) change its name, identity or corporate structure, (ii) change its chief executive office from 3599 University Blvd. South, Jacksonville, FL, or (iii) change the jurisdiction of its organization from Florida (whether by merger or otherwise), unless, in each case, the Practice has given twenty (20) days prior written notice to the Company of its intention to do so.

(d)                                 Collateral. The Practice shall not grant any other Lien on or in, or otherwise encumber, any of the Collateral.

(e)                                  Records; Inspection.  The Company shall have the right to make test verifications of the Receivables in any reasonable manner and through any reasonable medium, and the Practice agrees to furnish all such reasonable assistance and information as the Company may require in connection therewith.

(f)                                    Compliance with Law.  The Practice will comply, in all material respects, with all Laws which it reasonably believes are applicable with respect to the conduct of its businesses and its operations.

(g)                                 Standard of Care.  The Practice will consistently provide Radiation Oncology Services in a manner that meets or exceeds the prevailing community standard

(h)                                 Physicians.  Each Physician will: (i) be duly licensed and otherwise authorized to render Radiation Oncology Services, (ii) be duly licensed to practice medicine in the State of Florida and shall maintain such licenses in good standing, (iii) have, and will maintain in good standing, unrestricted federal and state registrations authorizing them to prescribe controlled substances in the State of Florida or Georgia, as appropriate, and (iv) be board certified or board eligible in radiation oncology, and shall maintain such certifications in good standing.

(i)                                     Other Notice. In addition to the other notice obligations of the Practice provided for elsewhere in this Agreement, the Practice will provide, and will use its best efforts to cause each Physician to provide, notice to the Company of any (i) physical or mental illness or condition that impairs or may impair a Physician’s ability to provide the services required by this Agreement, and (ii) Physician’s dependency on, habitual use or episodic abuse of, alcohol or any controlled substances.

SECTION 8.2                          Taxes.

(a)                                  The Company shall pay (i) all taxes (if any) assessed and levied against the Company’s property and assets located within or associated with the Cancer Centers and (ii) all lawful claims that, if unpaid, might become a Lien upon any of its properties located within or associated with the Cancer Centers; provided, however, that the Company shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Company has maintained adequate reserves with respect thereto in accordance with GAAP.  The Company shall be solely responsible for the payment of all such taxes and claims (referred to as “Company Taxes”) that may be imposed on the Company with respect to this Agreement.

(b)                                 The Practice shall pay (i) all taxes (if any) assessed and levied against the Practice’s property and assets and (ii) all lawful claims that, if unpaid, might become a Lien upon any of its properties; provided, however, that the Practice shall not be required to pay any such unsecured (or secured, only if secured by operation of Law) tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Practice has maintained adequate reserves with respect thereto in accordance with GAAP.  The Practice shall be solely responsible for the payment of all such taxes and claims (referred to as “Practice Taxes”) that may be imposed on the Practice with respect to this Agreement.

SECTION 8.3                          Covenants of the Company.  The Company covenants and agrees for so long as this Agreement is in effect:

(a)                                  Certificates.  The Company shall provide notice to the Practice if any representation or warranty contained herein becomes untrue as of a date after the date hereof because of subsequent events and to provide from time to time, at the reasonable request of the Practice, a certificate stating that the representations and warranties contained herein are true or, if they are not true, specifying in reasonable detail the extent to which they are not true.

(b)                                 Corporate Existence.  The Company shall preserve and keep in full force and effect its existence.

(c)           Leases.  The Company shall not permit any of the Leases to be amended, modified or terminated without the Practice’s prior written consent.  The Company shall provide the Practice, within five Business Days of receipt of knowledge by the Company, of any notice of default, termination or other material event or circumstance under any of the Leases.

(d)           Compliance with Law.  The Company shall comply, in all material respects, with all Laws that it reasonably believes are applicable to the conduct of its businesses and its operations.

(e)           Standard of Care.  The Company shall consistently provide the Management Services in a manner that meets or exceeds the prevailing business standard.

(f)            Other Notice.  In addition to the other notice obligations of the Company provided for elsewhere in this Agreement, the Company shall provide notice to the Practice, within five Business Days of receipt of knowledge thereof by the Company, of any notice from a Third-Party Payor that alleges a default under or intention to terminate or not perform its obligations under, or of any other material occurrence under, a managed care agreement.  The Company shall also provide notice to the Practice of any Change of Control, within five Business Days after the occurrence of a Change of Control.

ARTICLE IX
INSURANCE AND INDEMNIFICATION

SECTION 9.1         Insurance Maintained by the Practice.  During the term of this Agreement, the Practice shall provide, or shall arrange for the provision of, and maintain comprehensive professional liability insurance on the Practice and each Physician in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $1.0 million per occurrence and $3.0 million in the aggregate annually.  Each such insurance policy shall name the Company and each of its Affiliates as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Company and shall not be canceled or terminated unless ten (10) days’ prior notice thereof is given by the insurer to the Company.  All payments in respect of the insurance described in this Section 9.1 shall be deemed Operational Expenses.

SECTION 9.2         Insurance Maintained by the Company.  During the term of this Agreement, the Company shall provide, or shall arrange for the provision of, and maintain: (a) comprehensive professional liability insurance for all Clinical Employees providing services to the Practice pursuant to this Agreement in such reasonable amounts (and with such insurance companies) as are agreed upon by the Parties, however, not less than a minimum coverage of $1.0 million per occurrence and $3.0 million in the aggregate annually and (b) comprehensive general liability and property insurance covering the Cancer Centers premises and operations in the minimum amount of $1.0 million per occurrence and $3.0 million in the aggregate annually. Each such insurance policy shall name the Practice as an additional insured and by its terms provide that it shall not be amended or modified without the prior written consent of the Practice and shall not be canceled or terminated unless ninety (90) days’ prior notice thereof is given by the insurer to the Practice.  All payments in respect of the insurance described in this Section 9.2 shall be deemed Operational Expenses.

SECTION 9.3         Requirements as to Insurance.  At all times during this Agreement, each Party shall require its insurance carrier(s) to provide the other Party with a current certificate of insurance evidencing the coverage required by Sections 9.1 and 9.2. The obligations of each Party to be insured for acts and occurrences during the term of this Agreement shall be binding on the Parties and shall survive the termination or expiration of this Agreement.  In the event any such insurance is written on a “claims-made” rather than an “occurrence” basis, any necessary reporting endorsements (“tail insurance”) shall be procured by the responsible Party.

SECTION 9.4         Indemnification.  Except to the extent that this Section 9.4 may have the effect of reducing or eliminating any insurance coverage that would otherwise be available to pay damages suffered by any Party, each of the Parties shall have the following rights to indemnification.

(a)           Indemnification of the Company.  The Practice shall indemnify and hold the Company, its Affiliates and their respective permitted successors and assigns and any of their respective officers, directors, employees, representatives and agents harmless from and against any and all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, taxes and reasonable expenses and costs, including reasonable attorneys’, accountants’ and auditors’ fees (and any reasonable experts’ fees) and court costs (each referred to individually as a “Loss”), incurred by the Company (or any of its Affiliates) in any action or proceeding between the Practice and the Company (and/or any of its Affiliates) or between any third party (including, without limitation, any Physician) and the Company (and/or any of its Affiliates) or otherwise, arising out of or in any way related to: (i) any material breach or default by the Practice of any term or condition of this Agreement; (ii) the performance (or non-performance) of services required to be performed by the Practice, the Physicians or any of the Practice’s agents under this Agreement (including, without limitation, the Radiation Oncology Services); (iii) any professional malpractice claim arising out of acts committed or omitted by the Practice or the Physicians; (iv) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Practice or any Physician: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (v) any Practice Taxes; (vi) any act prohibited under any healthcare Law that was committed or omitted by the Practice; or (vii) any defects or dangerous conditions at the Cancer Centers or in any FF&E caused by or which are the responsibility of the Practice, the Physicians or any of the Practice’s agents.  Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relates to the negligent, reckless or wrongful acts or omissions of the Company, its Affiliates or any of their respective employees or agents, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article XI.

(b)           Indemnification of the Practice and the Physicians.  The Company shall indemnify and hold the Practice, its officers, directors, employees, independent contractors, representatives and agents, and the Physicians harmless from and against any Loss incurred by the Practice in any action or proceeding between the Company and the Practice or between the Practice and any third party (including, without limitation, any Physician) or otherwise, arising out of or in any way related to: (i) any material breach or default by the Company of any term or condition of this Agreement; (ii) the performance (or non-performance) of services required to be performed by the Company under this Agreement (including, without limitation, the Management Services); (iii) any claim, arising from any act prohibited under Medicare or Medicaid alleging that the Company: (1) made a false statement or representation of a material fact in any application for any benefit or payment; (2) made a false statement or representation of a material fact for use in determining rights to any benefit or payment; or (3) failed to disclose knowledge of the occurrence of an event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) any Company Taxes; (v) any defects or dangerous conditions at the Cancer Centers or in any FF&E caused by or which are the responsibility of the Company; or (vi) any act prohibited under any healthcare Law that was committed or omitted by the Company; or (vii) any Wrongful Termination Claim.  Notwithstanding the foregoing, in each case above, to the extent such Loss arises out of or relate to the negligent, reckless or wrongful acts or omissions of the Practice, the Physicians or any of the Practice’s agents, the Loss shall be shared by the Parties in proportion to their relative contributions to its occurrence as determined by arbitration pursuant to Article XI.

(c)           Survival.  The obligations of this Section 9.4 shall survive the expiration or earlier termination of this Agreement indefinitely (or if indefinite survival is not permitted by Law, then for the maximum period permitted by applicable Law).

SECTION 9.5         Indemnification Procedure.  Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall provide written notice to the other Party (the “Indemnifying Party”) within a reasonable time after becoming aware of any such claim to indemnification, and shall state the facts constituting the basis for such claim.  In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party, unless such assumption of defense by the Indemnifying Party is not reasonable under the circumstances. The Indemnified Party shall be entitled to participate in the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate but after consultation with the Indemnifying Party; and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Loss resulting therefrom.

ARTICLE X

CONFIDENTIAL INFORMATION; ACCESS TO RECORDS

SECTION 10.1       Confidential Information and Trade Secrets.  All Confidential Information and Trade Secrets belong to and shall remain the property of the Company and the Practice, as the case may be. Each Party recognizes and acknowledges that the Confidential Information and Trade Secrets of the other Party are proprietary to such Party and are a valuable, special and unique asset of the such Party’s business. Each Party therefore covenants and agrees that it will not (and it will ensure that each of its employees will not), during or after the term of this Agreement, disclose any of the other Party’s Confidential Information or Trade Secrets to any Person or entity for any reason or purpose whatsoever, without the written consent of the other Party, except (a) as necessary in the proper performance of its obligations hereunder, (b) for any such Confidential Information or Trade Secrets that becomes public through no fault of the disclosing Party, or (c) as may be required by Law.  Each Party hereby acknowledges that if it or any of its employees or agents engage in activities within the limitations of this Section 10.1, money damages shall be an inadequate remedy, and shall be entitled to obtain, in addition to any other remedy provided by Law or equity, an injunction against the violation of such Party’s obligation hereunder.

SECTION 10.2       Books and Records.  Each Party shall maintain and make available to the other Party accurate books, records, and accounts relating to the services provided by such Party pursuant to this Agreement. Such books and records shall be available at their place of keeping for inspection by the other Party or its representative for the purpose of determining whether the correct amounts have been retained and/or paid in accordance with the terms of this Agreement and for any other valid purpose.  Each Party shall have the right to conduct an audit (at such Party’s expense) upon fifteen (15) days advance written notice, but not more frequently than twice each calendar year.

ARTICLE XI
ARBITRATION

SECTION 11.1       Arbitration.

(a)           In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation, or fraudulent inducement) arising out of or related to this Agreement (“dispute”) arises and cannot be resolved by negotiation or by the Joint Governing Board, the Parties agree to submit the dispute to mediation by a mediator mutually selected by the Parties.  If the Parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association.  In any event, the mediation shall take place within thirty (30) days of the date that a Party gives the other Party written notice of its desire to mediate the dispute.

(b)           If not thus resolved by mediation, the dispute shall be resolved by arbitration pursuant to this Section 11.1 and the then-current rules and supervision of the American Arbitration Association, and shall be subject to binding arbitration in accordance with applicable sections of the Florida Code of Civil Procedure.

(c)           The duties to mediate and arbitrate shall extend to any director, officer, employee, shareholder, principal, agent trustee in bankruptcy or otherwise, Affiliate, subsidiary, third-party beneficiary, or guarantor of a Party making or defending any claim which would otherwise be subject to this Section 11.1.

(d)           The arbitration shall be held in Jacksonville, Florida, before a single arbitrator.  The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof.  The arbitrator shall not have the power to award punitive, exemplary, or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement or any subsequent agreement between the Parties.

(e)           In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(f)            Issues or arbitrability shall be determined in accordance with the federal substantive and procedural Laws relating to arbitration; all other aspects of the Agreement shall be interpreted in accordance with and the arbitrator shall apply and be found to follow the substantive Laws of the State of Florida.  The prevailing party in such action, in addition to any other award made by the arbitrator, shall be entitled to an award of reasonable attorney’s fees and costs incurred in prosecuting such action and the enforcement of any judgment entered in such action, all in the amount to be determined by the arbitrator in accordance with the rules of the American Arbitration Association.

(g)           If court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney’s fees which are reasonably incurred by the other Party.

(h)           The arbitrator may order the Parties to exchange copies of nonrebuttal exhibits and copies of witness lists in advance of the arbitration hearing.  However, the arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all Parties otherwise agree in writing.

(i)            Neither a Party, a witness, nor the arbitrator may disclose the facts of the underlying dispute or the contents or results of any negotiation, mediation, or arbitration hereunder without prior written consent of all Parties, unless and then only to the extent required to enforce or challenge the negotiated agreement or the arbitration award, as required by Law, or as necessary for financial and tax reports and audits.

(j)            Notwithstanding anything to the contrary in this Section 11.1, in the event of alleged violation of a Party’s property or equitable rights (including but not limited to unauthorized disclosure of confidential information), that Party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator.  The Party requesting such relief shall simultaneously file a demand for mediation and arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules of expedited procedures.  In no event shall any such court-ordered temporary injunctive relief continue for more than thirty (30) days.

(k)           If any part of this Section 11.1 is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate hereunder or any other part of this Section 11.1.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1       Changes in the Law.  This Agreement shall be subject to all applicable Laws and all changes and amendments thereto.  Any provision of Law that invalidates, or is otherwise inconsistent with, the terms of this Agreement, or which would cause one of the Parties to be in violation of Law, shall automatically supersede the terms of this Agreement; provided, however, the Parties shall exercise their best efforts to negotiate an appropriate modification to the terms and conditions of this Agreement to accommodate such provisions of Law and to effectuate the existing terms and intent of this Agreement to the greatest possible extent consistent with the requirements of such Law. In the event that there shall be a change in the Medicare or Medicaid (or the general instructions relating thereto), or in other Laws (or the application thereof), or the adoption of new legislation, or a change in any Third-Party Payor reimbursement system applicable to the provision of Radiation Oncology Services, any of which materially and adversely affects the compensation that the Company may receive for the services furnished to the Practice or if there is any other material change in the facts, circumstances or assumptions of the Parties that substantially alters the allocation of risks and rewards intended to be accomplished herein, the Party so affected may by notice propose to the other Party a new basis for compensation hereunder or other modification of this Agreement and the Parties shall negotiate in good faith an equitable amendment to this Agreement.  If such notice is given and if the Parties are unable within 60 days to agree upon such amendment, the Parties shall submit such matter to binding arbitration in accordance with Article XI.

SECTION 12.2       Independent Contractors.  The relationship between the Company and the Practice is that of independent contractors, and none of the provisions of this Agreement is intended to create, nor shall be construed to create a partnership, joint venture or employment relationship between the Parties.  Neither Party, nor any of its respective officers, members, employees or independent contractors, shall, except as otherwise expressly provided in this Agreement, be deemed to be the employee or representative of the other Party by virtue of this Agreement.

SECTION 12.3       Force Majeure.  Neither Party shall be liable to the other for failure to perform any of the services, duties or obligations required of such Party herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies or other events over which such Party has no control for so long as such event continues and for a reasonable period of time thereafter; provided, however, that each Party agrees to use reasonably diligent efforts to perform such services, duties and obligations required of such Party herein notwithstanding such events and shall be liable to the other for the failure to use such reasonable diligent efforts.

SECTION 12.4       Notices and Addresses.  Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served or sent by facsimile; on the Business Day after notice is delivered to a courier or mailed by express mail, if sent by courier delivery service or express mail for next day delivery; and on the third day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

To Company:	Oncure Medical Corp.
188 Inverness Drive West, Suite 650
Englewood, CO 80112
Attn: President

With a copy to:	Cynthia Y. Reisz, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201

To Practice:	Integrated Community Oncology Network
Shyam B. Paryani, M.D., Manager
3599 University Blvd. South, Suite 1000
Jacksonville, FL 32216

With a copy to:	M. Richard Lewis, Jr., Esq.
Smith Hulsey & Busey
1800 Wachovia Bank Tower
225 Water St.
Jacksonville, FL 32202

SECTION 12.5       Entire Agreement.  This Agreement, including the exhibits and schedules hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Parties (including, without limitation, the Original Agreements).

SECTION 12.6       Physician Rights.  The Parties acknowledge and agree that the Physicians are third-party beneficiaries of this Agreement and have standing to enforce their rights hereunder. In addition, the Practice shall require that each Physician acknowledges and agrees to be bound by all representations, warranties and covenants expressly applicable to him in this Agreement.

SECTION 12.7       Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Florida.

SECTION 12.8       Captions.  The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

SECTION 12.9       Severability.  The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

SECTION 12.10     Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

SECTION 12.11     Counterparts.  This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

SECTION 12.12     Amendment and Modification.  This Agreement may be amended or modified only by written agreement executed by all of the Parties hereto.

SECTION 12.13     Assignment and Delegation.  The Company shall have the right to assign its rights hereunder to any Affiliate of the Company and to any lending institution, for security purposes or as collateral, from which the Company or such Affiliate obtains financing.  Except as set forth in this Section 12.13, neither the Company nor the Practice shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party.  Neither the Company nor the Practice may delegate any of its duties hereunder, except as expressly contemplated herein; however, the Company may delegate some or all of its duties and obligations hereunder to an Affiliate of Company and the Practice may delegate some or all of its rights and obligations hereunder to FROG or to an Affiliate of either, provided that any assignor shall remain responsible for its obligations hereunder.

SECTION 12.14     Open Records.  Upon the written request of the Secretary of the Department of Health and Human Services or the Comptroller General or any of their duly authorized representatives, the Company shall make available to the Secretary of the Department of Health and Human Services the contract, books, documents and records that are necessary to verify the nature and extent of the cost of providing the Management Services.  No applicable attorney-client, accountant-client or other legal privilege shall be deemed waived by virtue of this Agreement.

SECTION 12.15     Binding Effect.  Subject to Section 12.14, this Agreement shall be binding on and shall inure to the benefit of the Parties, and their successors and permitted assigns.

SECTION 12.16     Further Actions.  Each of the Parties agrees (and the Practice agrees to cause the Physicians) to execute and deliver such further instruments, and do such further acts and things, as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.  In addition, the Parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement.  Furthermore, the Practice agrees (and agrees to cause the Physicians) to cooperate with the Company and to assist it in obtaining all necessary licenses, certificates of need, and other approvals from regulatory agencies and accrediting bodies.

SECTION 12.17     No Prejudice.  This Agreement has been jointly prepared by the Parties hereto and the terms hereof shall not be construed in favor of or against any Party on account of its participation in such preparation.

SECTION 12.18     Closing Payment.  On or before May 29, 2012, the Company will pay to the Practice the amount of ***.

SECTION 12.19     Mutual Release and Dismissal of Arbitration.  Each Party hereby releases and forever discharges the other Party and its respective Affiliates, from any and all actions and causes of action (whether at law or in equity), losses, damages, costs, expenses, liabilities, obligations and claims or demands of any kind, including without limitation attorneys’ fees and other legal costs and expenses existing as of the date hereof, whether known or unknown, foreseen or unforeseen, arising out of the Parties’ performance of their respective obligations under the 2005 MSA.  Each of the Parties agrees that, on or before May 23, 2012, they will file a joint notice of voluntary dismissal with prejudice with respect to the arbitration case styled Integrated Community Oncology Network, LLC v. Oncure Medical Corp., et. al., American Arbitration Association, Case No.  33 193 Y 00361 11.

SECTION 12.20     Reliance by the Parties.  Each Party agrees that they have not relied upon any representation or warranty by the other Party, including any employee, representative or agent of the other Party, as being material or important to such Party’s decision to enter into this Agreement, and that the only representations and warranties that were material or important to each of the Parties are those contained within this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the Effective Date.

ONCURE MEDICAL CORP.

By:	/s/ George P. McGinn, Jr.
George P. McGinn, Jr.
President & CEO

INTEGRATED COMMUNITY ONCOLOGY NETWORK, LLC

By:	/s/ John Wells, M.D.
John Wells, M.D.
Manager of the Radiation Oncology
Department

[Signature Page to ICON MSA]

EXHIBIT A

***

EXHIBIT B

PAYOR INSTRUCTION LETTER

[DATE]

[Name of Payor]
[Address of Payor]

Re:	, P.C.

Federal Tax Identification Number:
Medicare Provider Number:
Medicaid Provider Number:
Unique Provider Identification Number:

To Whom It May Concern:

You are directed to make:

(1)	All wire transfers directly to the following account:
[NAME OF DEPOSITORY BANK]

ABA #
Account # (Sweeping Account)
(2)	All explanation of benefits, remittance advises, and other forms of payment, including checks, to the following address:
[DEPOSITORY BANK] as Company Lockbox Bank
P.O. Box (Practice Lockbox)

Reference:
Account # (Sweeping Account)

Thank you for your cooperation in this matter.

Name:
Title: